EXHIBIT 10.121

LIMITED LIABILITY COMPANY AGREEMENT FOR

1225 EYE STREET, N.W. ASSOCIATES, LLC

LIMITED LIABILITY COMPANY AGREEMENT

OF

1225 EYE STREET, N.W. ASSOCIATES LLC

1225 Eye Street, N.W.

Washington, D.C.

September 27, 2002

LIMITED LIABILITY COMPANY AGREEMENT

OF

1225 EYE STREET, N.W. ASSOCIATES LLC

-i-

-ii-

DEFINITIONS

EXHIBITS

Exhibit A	Members; Restated Capital Accounts; Percentage Interests

Exhibit B	Property Description

Schedule 1	Articles and Plan of Merger and Conversion

-iii-

LIMITED LIABILITY COMPANY AGREEMENT

OF

1225 EYE STREET, N.W. ASSOCIATES LLC

THIS LIMITED LIABILITY COMPANY AGREEMENT OF 1225 EYE STREET, N.W. ASSOCIATES LLC (this “Agreement”), dated as of September 27, 2002, is entered into by and among 1225 EQUITY LLC, a Delaware limited liability company, (“TTF” or, in its capacity as the initial Manager, the “Manager”), and each of the parties listed in Exhibit A attached hereto, other than TTF (such parties, and including herein TTF, are sometimes collectively referred to as the “Members” and individually as a “Member”, and each of such parties other than TTF are herein referred to individually as an “Original Partner” and collectively as the “Original Partners,” even if such reference is to an Original Partner’s status as a Member).

R E C I T A L S:

A. The Company was previously formed on August 28, 2002 by the filing of its Certificate of Formation in the office of the Secretary of State of the State of Delaware.

B. The Members, other than TTF, are currently all of the partners, general and limited, in 1225 Eye Street, N.W. Associates Limited Partnership, a District of Columbia limited partnership (the “Partnership”), an Entity presently governed by that certain Second Amended and Restated Agreement of Limited Partnership of 1225 Eye Street, N.W. Associates Limited Partnership, dated November 11, 1999, as amended by a First Amendment thereto dated of even date herewith (as so amended, the “Predecessor Agreement.” As contemplated by that certain Master Transaction Agreement, dated as of September 25, 2002, among the Partnership and other parties relating to the Partnership and other Entities and other matters, and by those certain Consent and Agreements entered into by each of the Original Partners which is a limited partner in the Partnership, in its separate capacity as a limited partner in the Partnership (collectively, the “Master Transaction Agreement”), the Members are entering into this Agreement as part of the transactions contemplated by the Master Transaction Agreement (the “MTA Transactions”) so as to have this Agreement in existence for the completion of the Closing under, and as such term is defined in the Master Transaction Agreement, and for the conversion of the Partnership to a limited liability company formed under and governed by Delaware law by the merger (the “Merger”) of the Partnership into the Company.

C. The Company was formed by TTF in contemplation of the aforesaid contemplated conversion and merger and prior hereto engaged in no activities;

prior hereto all the interests in the Company were held by TTF solely to enable the Partnership to have a shell Delaware limited liability company in existence in order to proceed with the MTA Transactions effectuate the Merger. In connection with the potential occurrence of the Merger the Members are entering into this Agreement to govern the affairs and the conduct of the business of 1225 Eye Street, N.W. Associates LLC (the “Company”) as a limited liability company pursuant to the provisions of the Delaware Limited Liability Company Act (the “LLC Act”), and to provide for, among other matters, the management of the business and affairs of the Company, the allocation of profits and losses among the Members and the making of distributions among the Members, the respective rights and obligations of the Members to each other and to the Company, the governance of the Company, and otherwise as to the relationships among the Members and the Manager, as to each in such stated capacity, in and as to the Company.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto do hereby agree as follows:

ARTICLE 1

ORGANIZATIONAL MATTERS

Section 1.1 Formation; LLC Act; Certificate.

A. The Company was previously formed pursuant to and in accordance with the LLC Act by the filing of the Certificate with the Secretary of State of the State of Delaware on the date hereof (the “Effective Date”). Each Member hereby adopts, confirms and ratifies the filing of the Certificate and all acts taken by Eleanor Coleman in filing the Certificate. Each Member agrees to execute such documents and otherwise engage in such acts as are reasonably necessary to cause the conversion of the Partnership to the Company by the Merger of the Partnership into the Company, and the Members hereby authorize the Manager to file a Certificate of Conversion and such other certificates, documents and instruments as the Manager deems necessary or appropriate to accomplish such conversion.

The rights and liabilities of the Members in the Company and as between them as to the Company shall be determined pursuant to the LLC Act and this Agreement, but, to the extent permitted thereby, the Company shall not be governed by any amendments to the LLC Act which become effective subsequent to the date hereof and which would only be applicable to the Company absent a provision in this Agreement to the contrary unless such amendments are adopted as amendments to this Agreement. To the extent the rights or obligations of any Member are different by reason of any provision of this Agreement than they would be under the LLC Act in the absence of any such provision, or even if this Agreement is inconsistent with the LLC Act, this Agreement shall control except to the extent the LLC Act prohibits any particular provision of the LLC Act to be waived or modified by the Members, in which event any contrary provisions hereof shall be valid to the extent permitted under the LLC Act, except where such partial validity is clearly inconsistent with the intent of the Members, in which event the entire contrary provision shall be invalid.

Each of the Members hereby acknowledges that on the Closing Date the Partnership will be converted into the Company by consummation of the Merger in accordance with, and as contemplated by the Master Transaction Agreement. Such conversion and merger will be accomplished by the Merger of the Partnership into the Company, and each Member hereby confirms and acknowledges that such Member hereby approve the Merger and the form of the Articles and Plan of Conversion and Merger attached hereto as Schedule 1. The Members hereby authorize the Manager to execute and deliver, on behalf of the Company, and, as appropriate, file or record, the Articles and Plan of Conversion and Merger, the Certificate of Merger for the State of Delaware, and the Articles of Merger for the District of Columbia, and the Members hereby further authorize the Manager to enter into, execute and deliver, on behalf of the Company and on behalf of all the Members, in each Member’s capacity as a Member, and, as necessary, file and/or record, and otherwise to deal with, any of the aforesaid documents and all other documents, certificates and other instruments, and to engage in such other actions, all as the Manager determines to be necessary, desirable or convenient in order to effectuate the Merger, in such form and with such substance as the Manager determines to be appropriate, provided only that such are consistent with the intent of the Master Transaction Agreement.

B. The Manager shall cause to be filed such certificates and documents as are necessary to comply with the applicable requirements for the organization and operation of a limited liability company in accordance with the laws of the State of Delaware and of any other jurisdictions in which the Company shall conduct business, and shall continue to do so as long as the Company exists or, as the case may be, conducts business in any such jurisdiction. The Manager may have the Company establish places of business within and without the State of Delaware as and when required by its business and in furtherance of its purposes set forth in Section 1.4 hereof, and may appoint agents for service of process in all jurisdictions in which the Company shall conduct business. The Manager may cause the Company from time to time to change its resident agent for service of process, the location of its registered office and/or any other matter described in the Certificate; provided, however, that a change in the purposes of the Company shall require the unanimous consent of the Members. The Manager shall have no obligation to deliver or mail a copy of any amendment to the Certificate to the Members.

C. The Manager and any other Person(s) as may be designated from time to time by the Manager are hereby designated as authorized persons, within the meaning of the LLC Act, to execute, deliver and file the Certificate and any amendments or restatements of the Certificate and any other certificates and any amendments or restatements thereof necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business.

Section 1.2 Name. The name of the Company shall be 1225 Eye Street, N.W. Associates LLC. The Company’s business and affairs may be conducted under any other name or names deemed necessary, advisable or desirable by the Manager, including the name of the Manager or any Affiliate thereof, and the Company may use wholly-owned subsidiary Entities to hold all or any of the Company’s assets, all as determined by the Manager as it deems necessary or desirable.

The Manager may change the name of the Company at any time and from time to time, subject to compliance with the LLC Act. In the event of any such change, the Manager shall notify the Members in writing reasonably promptly after any such change.

Section 1.3 Registered Office and Agent; Principal Office. The address of the registered office of the Company in the State of Delaware and the name and address of the registered agent for service of process on the Company in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801. The principal office of the Company shall be c/o Beacon Capital Partners, LLC, One Federal Street, 26th Floor, Boston, Massachusetts, 02110. The registered office and agent and/or the principal office may be changed by the Manager from time to time. but only upon compliance with the applicable provisions of the LLC Act and any applicable other state law requirements. Reasonably promptly after any such change the Manager shall provide written notice thereof to the other Members.

The Manager may establish additional places of business of the Company within and without the State of Delaware as and when required by the business of the Company and in furtherance of its purposes set forth in Section 1.4 hereof, and may appoint agents for service of process in any jurisdiction in which the Company shall conduct business.

Section 1.4 Purposes. The purpose and nature of the business to be conducted by the Company shall be limited to engaging in the following activities (conducted directly or indirectly through one or more wholly-owned subsidiary or lower tier Entities): (i) the acquisition, ownership, subdivision, rezoning, development, operation, maintenance, management, improvement, expansion, renovation, redevelopment, repair, leasing, encumbering, mortgaging, borrowing, financing and refinancing, and consistent with its holding of the Property for investment, selling, exchanging, transferring or conveying, and otherwise dealing with the Property and any other assets of the Company from time to time acquired by or contributed to the Company which are part of or are to be used in connection with, and any other assets which are incidental or related to the ownership of, the Property, (ii) engaging in and performing any and all other acts and activities as may be necessary, incidental or convenient to carry out the foregoing, (iii) to hold interests as a partner (general or limited), member, manager or otherwise in any Entities directly or indirectly holding title to any of said Property, (iv) to merge into or with any other entity or consolidate or reorganize, or divide or otherwise engage in any similar transaction, and (v) to contribute all or any part of the Company’s assets to other Entities for interests in other Entities.

Section 1.5 Powers. Without limiting the generality of Section 1.4 hereof, the Company shall have the power and authority to take any and all actions necessary, appropriate, proper, advisable, incidental or convenient to or for the accomplishment and furtherance of the purposes set forth in Section 1.4, including, but not limited to, the full power and authority to sell, convey, lease, license, borrow, finance, mortgage, encumber, pledge or otherwise hypothecate any of the Property and other assets of the Company, and to make, execute, deliver, acknowledge and file any and all documents or instruments, and to enter into any kind of activity and to take any and all acts and actions as are necessary, convenient or incidental to the conduct, promotion and accomplishment of the purposes of the Company, so long as such activities may be lawfully carried on or performed by a limited liability company under the laws of the State of Delaware.

Section 1.6 Term. The term of the Company commenced on the date the Certificate was filed with the Secretary of State of the State of Delaware and shall continue in perpetuity unless and until the Company is dissolved pursuant to the provisions of Article 11 or as otherwise provided by law.

Section 1.7 Title to Company Assets; Nature of Company Interests. Title to the Company’s assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Company as an Entity, and no Member, individually or collectively, shall have any ownership interest in any Company’s assets or any portion thereof. All Company assets shall be recorded as the property of the Company in its books and records, irrespective of the name in which legal title to such Company assets is held.

The interests of each Member in the Company shall be personal property and shall not be a direct or indirect undivided or other interest in any of the Company’s assets.

1.8 Members and Percentage Interests. The names, current addresses and Percentage Interests of the Members in the Company are as set forth in Exhibit A, as such may be amended or otherwise changed from time to time pursuant to the other provisions of this Agreement. A Member’s change of address shall be made in the manner set forth in Section 12.1, and any such change shall be noted by the Manager in the Company’s books and records, but Exhibit A shall not be amended solely to reflect any such change.

Section 1.9 Incorporation. The Definitions at the end of this Agreement and the Exhibits and Schedules attached hereto are incorporated herein and made a part hereof.

Section 1.10 Representation and Warranties. Each Member (including, without limitation, each Permitted Transferee as a condition to becoming a Member) represents and warrants to the Company, the Manager and each other Member that (i) if it is an Entity, it has all requisite power and authority to enter into and to perform its obligations under this Agreement, and this Agreement and all transactions contemplated by this Agreement to be performed by it have been duly authorized by all necessary corporate, other organizational or other necessary action, (ii) this Agreement and the performance by a Member of its covenants and obligations under this Agreement will not result in a breach or violation of, or a default under, its partnership or operating agreement, trust agreement, charter or by-laws, as the case may be, any material agreement by which such Member or any of such Member’s properties, is or are bound, or any statute, regulation, order or other law to which such Member is or are subject, (iii) there are no governmental or client consents or approval necessary, or which have not already been obtained, for such Member to enter into and to perform its obligations under this Agreement, and (iv) such Member is neither a “foreign person” within the meaning of Code Section 1445(f) nor a “foreign partner” within the meaning of Code Section 1446(e). Each of the above representations and warranties of a Member shall be deemed remade as of the Closing Date upon the occurrence of the Merger

As of the occurrence of the Merger, each Original Partner which is a limited partner in the Partnership will be deemed to have remade the representations and warranties of such Original Partner made in the Consent and Agreement executed by such Original Partner, all as if said representations and warranties were set forth in this Agreement and were made on the Closing Date.

Section 1.11 Entity Characterization. It is the intention of the Members that the Company constitute a partnership for federal, state and local income tax purposes, and the Company shall make any election reasonably requested by any Member which is necessary or appropriate in order to ensure the treatment of the Company as a partnership for federal, state or local income tax purposes.

Section 1.12 Pre-Merger Activities. Until the Merger occurs, the Company shall engage in no activities nor take any actions other than such activities and actions as are necessary or appropriate for its organizational existence or as are necessary or appropriate in order to achieve the Closing under, and all other actions necessary or appropriate under, the Master Transaction Agreement, all as determined by the Manager in it sole discretion.

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ARTICLE 2

CAPITAL ACCOUNTS; CAPITAL CONTRIBUTIONS

Section 2.1 Capital Accounts. A separate Capital Account shall be maintained for each Member, including any Member who shall hereafter acquire an Interest in the Company. Capital Account shall mean a capital account maintained and adjusted for each Member in accordance with the Code and the Treasury Regulations, including the Treasury Regulations under Sections 704(b) and (c) of the Code. The Capital Account of each Member shall be:

(i) credited with all payments made to the Company by such Member on account of Capital Contributions (and as to any property other than cash or a promissory note of the contributing Member, the Book Value of such property), and by such Member’s allocable share of Profits and items in the nature of income and gain of the Company;

(ii) charged with the amount of any distributions to such Member (and as to any distributions of property other than cash or a promissory note of a Member or the Company, by the agreed fair market value of such property, net of liabilities secured by such property and/or assumed by such Member or subject to which such distributed property is taken), and by such Member’s allocable share of Losses and items in the nature of losses and deductions of the Company;

(iii) adjusted simultaneously with the making of any adjustment to the Book Value of the Company’s assets pursuant to the definition thereof, to reflect the aggregate net adjustments to such Book Value as if the Company recognized Profit or Loss equal to the respective amount of such aggregate net adjustments immediately before the event causing such adjustments; and

(iv) otherwise appropriately adjusted to reflect transactions of the Company and the Members.

The provisions of this Section 2.1 relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Sections 1.704-1(b) and 1.704-2, and shall be interpreted and applied in a manner consistent with such Treasury Regulations. If the Manager determines that it is necessary or prudent to modify the manner in which the Capital Accounts are maintained in order to comply with such Treasury Regulations, the Manager may make such modification, provided that, notwithstanding any other provision in this Agreement, such modification will not have a material effect on the amounts distributable to any Member without such Member’s consent. The Manager also shall (i) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Members and the amount of Company capital reflected on the Company’s balance sheet, as computed for book purposes, in accordance with Treasury Regulations Section 1.704-1(b) (2) (iv)(q), and (ii) make any appropriate modifications in the event that unanticipated events might otherwise cause this Agreement not to comply with Treasury Regulations Section 1.704-1(b) or Section 1.704-2.

Section 2.2 Initial Capital Contributions of the Members.

The Members of the Company are set forth in Exhibit A attached hereto. Until the consummation of the Merger, TTF shall own all the economic interests in the Company. Effective upon the consummation of the Merger, the Capital Account of each Member in the Company shall be its Capital Account in the Partnership on the effective date of the Merger of the Partnership into the Company, as the Capital Accounts of the Members were restated in the Partnership upon the admission of TTF to the Partnership. Effective upon the consummation of the Merger, the respective Percentage Interests of the Members will be as set forth in Exhibit A attached hereto. The Capital Accounts of the Members in the Partnership were restated based upon the Property having an agreed gross fair market value of $68,010,000, with the total (debt and equity) capitalization of the Partnership and the Company, including, however, additional costs and expenditures incurred in connection with the MTA transactions, all as further provided for in the Master Transaction Agreement. The restated Capital Accounts of the Original Partners on the Closing Date, totaling an aggregate amount of $410,000 after taking into account the making of Special Distribution, are herein referred to as the “Subordinate Capital Contributions” and the amount thereof of each Original Partner is set forth in Exhibit A.

No other Capital Contributions have previously been made by the Members, either in their capacities as Members or as partners in the Partnership, which have either not been previously returned or are not part of the determination of the initial Capital Accounts of the Members in the Company.

Section 2.3 Additional Funding Needs.

A. (i) If at any time the Company requires additional funds (any such requirement, a “Shortfall”) (x) for the operating, capital or other financial needs of the Company for actions or other matters which are reasonably consistent with the purposes of the Company (all as determined by the Manager, including funds for the leasing, releasing, redevelopment or reconstruction of any portion of the Property, all as determined solely by the Manager), or (y) to meet the then current obligations, liabilities, expenditures or other needs of the Company (i.e., due within sixty (60) days) for any actions or other matters which are reasonably consistent with the purposes of the Company, or (z) if any Member or any Affiliate of any Member has made or is then currently obligated to make any payments on account of any obligation of the Company which any such Person has Guaranteed in furtherance of the purposes of the Company, whether or not such Member has provided the notification required under Section 2.3B (but without duplication of such amount if already included in either of the preceding clause (x) or (y)), the Manager shall request that the Members make additional Capital Contributions (“Additional Capital Contributions”) in the amount of such Shortfall.

Notwithstanding the above, each of the Members other than TTF acknowledges that it does not currently intend to make any Additional Capital Contributions and therefore it is agreed that in the event the Manager is to make a capital call it need provide notice thereof only to the Beacon Members. However, if in the future a Member desires to make Additional Capital Contributions it may provide notice thereof to the Manager and in such event the Manager shall thereafter include any such Member as a Member who is to receive notice of future capital calls, provided, however, that if at any time thereafter such Member does not contribute its full share of any capital call for Additional Capital Contributions, the Manager shall thereafter no longer be required to provide notice to such Member of any capital calls. In the event the Manager fails to notify a Member of a capital call when the Manager is obligated pursuant to the above to provide such notice, the sole remedy of any such Member entitled to receive notice of capital calls shall be to contribute its share of any such capital call as to which it did not receive notice and as to which such Member was entitled to receive notice, such right to be exercisable only if exercised within thirty (30) days after such Member receives a quarterly, annual or other report which shows that during such period Additional Capital Contributions were made as to which such Member did not receive notice when it was entitled to such notice pursuant to the above.

(ii) Except as to a Shortfall (including, without limitation, debt service on any indebtedness of the Company and payments made by a Member or any Affiliate of a Member on account of any Guaranty) or as provided in Section 2.3.A (iii), no Member shall be required to make any Additional Capital Contribution without its consent nor shall any Member be permitted to make an Additional Capital Contribution other than for a Shortfall, unless as to any such matter the Manager has authorized either the making of such Additional Capital Contributions or has previously authorized the action or other matter which gave rise to the Shortfall or any other need for Additional Capital Contributions. The Manager shall also make a capital call upon request of a Member pursuant to Section 2.3.B

If requested by the Manager pursuant to the provisions of this Section 2.3.A to make an Additional Capital Contribution, each Member shall, within five (5) Business Days after such request or such other, later date as the Manager may have set in its notice (the relevant due date being the “Financial Needs Date”), contribute to the Company its pro rata share (in proportion to the Percentage Interests of the Members at the time of such request from the Manager) of the amount of the applicable Shortfall.

(iii) In addition to the above provisions of this Section 2.3.A, and notwithstanding anything in this Agreement to the contrary, if the Manager elects, on behalf of the Company, to exercise the Borrower’s Special Prepayment Right under, and as such term is defined in the note evidencing the Subordinate Loan, TTF shall be obligated to make Capital Contributions to the Company in sufficient amounts so as to enable the Company to repay the amount of the Subordinate Loan elected by the Company to be so prepaid.

B. If a Member or an Affiliate of a Member has an outstanding Guaranty and demand is made on such Person for any amounts claimed due under any such Guaranty, such Member shall reasonably promptly after any such event notify the Manager of such event and of the amounts claimed due, and if it has not already made a capital call therefor, the Manager shall then make a capital call for the amount it reasonably believes is due.

Section 2.4 Additional Capital Contributions.

A. On or before the Financial Needs Date, each Member shall contribute to the Company, as an Additional Capital Contribution, an amount equal to the total amount specified in the capital call notice from the Manager multiplied by such Member’s then Percentage Interest.

B. If any Member (a “Non-Contributing Member”) fails to make all or any part of its Additional Capital Contributions under this Agreement by the Financial Needs Date therefor (such unfunded amount, a “Cash Deficiency”), each of the remaining Members (each a “Contributing Member”), in addition to funding such Contributing Member’s own share, shall be entitled (but not required) to fund the Non-Contributing Member’s share as an additional Capital Contribution by any such Contributing Member. If Contributing Members contribute, in the aggregate, more than the aggregate Cash Deficiencies, then the Contributing Members will be deemed to have contributed an amount equal to each such Contributing Member’s Percentage Interest multiplied by the aggregate Cash Deficiencies, and any amounts contributed by a Contributing Member in excess of the amount so deemed to have been contributed shall be returned to each such Contributing Member.

The rights of the Contributing Members (or any of them) pursuant to the preceding paragraph (and the consequent effect on the Percentage Interests of the Members, as provided in Section 2.4.C) shall be the sole and exclusive remedy of the Members or the Company in the event of a failure by a Non-Contributing Member to make any Capital Contribution required under this Agreement.

C. Upon the making of any Capital Contributions pursuant to this Section 2.4 or pursuant to Section 2.3.A(iii), each Member’s Percentage Interest shall thereafter be the ratio, expressed as a percentage, equal to such Member’s total Capital Contributions over the aggregate Capital Contributions made by all Members to the Company.

The resulting reduction in the Percentage Interest of any Non-Contributing Member(s) and the simultaneous increase of the Percentage Interests of the Contributing Member(s) shall not effect any change in the Capital Accounts, Unrecovered Capital Contributions, Unrecovered Subordinate Capital Contributions, etc. of the Members, except as to the amount of the Capital Contributions made by the Contributing Member(s) pursuant to the above provisions of this Section 2.4 or pursuant to Section 2.3.A(iii).

Any adjustments in Percentage Interest pursuant to this Section 2.4.C. shall be automatic and without the necessity of any action beyond the making of a Capital Contribution by a Contributing Member. Notwithstanding the foregoing, however, the Members hereby agree to execute such documents and take such additional actions as may be necessary to effectuate or evidence any such adjustments to the Members’ Percentage Interests. The failure to execute any such documents shall in no way affect the making of any adjustments in the Percentage Interests pursuant to the above provisions.

If the Percentage Interest of a Member is adjusted during a Fiscal Year pursuant to the above, the Profits and Losses from Operations shall be prorated on such basis as the Manager shall determine in its sole discretion which is a permitted method under the Code or the Treasury Regulations. For the period ending on the date of adjustment, Operating Cash Flow shall be distributed pursuant to the provisions of Article 5 according to the Percentage Interests in effect prior to the date of such adjustment, and Operating Cash Flow for the balance of such Fiscal Year shall be distributed pursuant to the provisions of said Article 5 according to the Percentage Interests of such Members as so adjusted. Any allocations and distributions due to a Capital Transaction shall be made based upon the date upon which such Capital Transaction actually occurs. However, any requirement under the Code or the Treasury Regulations which requires a different method of allocation of Profits and Losses shall control.

Section 2.5 Return of Capital; No Withdrawal. Except to the extent of distributions made pursuant to this Agreement, no Member shall be entitled to resign or withdraw from the Company or to the withdrawal or return of its Capital Contribution or any other distribution from the Company as a result of any such resignation or withdrawal (including, without limitation, pursuant to Section 18-604 of the LLC Act), and no Member shall have the right to demand a return of all or any part of its Capital Contributions or to demand and receive property of the Company in exchange for all or any portion of its Capital Contribution or Capital Account, or otherwise as to its Interest as a Member, nor may any Member otherwise have any right to demand or receive the return of its Capital Contributions to, or Capital Account in, the Company. Any return of the Capital Contributions of any Member shall be made solely from the assets of the Company and only in accordance with the terms of this Agreement, and no Manager or Member shall be liable for the return of any portion of the Capital Contribution of any (other) Member, and the return, if any, of any Member’s Capital Contributions shall be made solely from Company assets.

Except as otherwise expressly provided in this Agreement, including any amendments hereto in accordance with the provisions hereof, no Member shall have priority over any other Member, either as to the return of Capital Contributions or as to profits, losses or distributions, nor shall any preferred return or interest accrue or be paid to any Member with respect to its Capital Contributions.

Section 2.6 No Other Contributions. Except as expressly required by this Article 2 or 6 or by the LLC Act, no Member shall have any obligation to make any Capital Contribution to the Company or to advance or loan any funds to the Company. No loan made to the Company by a Member shall constitute a Capital Contribution to the Company for any purpose.

Section 2.7 Liability of Members; No Management of Company.

A. No Member, in its capacity as a Member and/or as a Manager, shall have any liability to restore any negative balance in its Capital Account or to contribute to, or in respect of, the liabilities or the obligations of the Company, or to restore any amounts distributed from the Company, except as may be required under the LLC Act. In no event shall any Member, in its capacity as and by reason of being a Member and/or as a Manager, be personally liable for any liabilities or obligations of the Company, except as to any such liability of the Company a which Member, in its individual capacity, has separately guaranteed in such separate, individual capacity.

B. No Member which is not a Manager (and even then only in its capacity as a Manager) shall take part in the management or control of the business or other affairs of the Company or transact any business in the name of or on behalf of the Company.

Section 2.8 No Third Party Beneficiaries. The provisions of this Article 2 are not intended to be for the benefit of any creditor or other Person (other than a Member in its capacity as a Member) to whom any debts, liabilities or obligations are owed by (or who otherwise has any claim against) the Company or any of the Members. Moreover, notwithstanding anything contained in this Agreement, including specifically, but without limitation, this Article 2, no such creditor or other Person shall be entitled to rely upon or entitled to enforce the obligations of the Members under this Article 2 or obtain any other rights under this Agreement or shall, by reason of this Agreement, make any claim in respect of any debt, liability or obligation (or otherwise) against the Company or any Member.

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ARTICLE 3

MANAGEMENT AND OPERATIONS OF BUSINESS

Section 3.1 Management; Successor Manager.

A. The management of the business and affairs of, and the conduct of all of the business of, the Company are and shall be exclusively vested in the Manager, and no Member which is not the Manager shall have any right to vote upon or otherwise participate in or exercise control or management power over the business and affairs of the Company. In addition to the powers granted to or permitted to be exercised by a “manager” under the LLC Act, the Manager shall be entitled to exercise the broadest of powers and rights which may be exercised as a “manager” under the LLC Act or which are granted to the Manager under any other provision of this Agreement. The Manager shall have full power and authority to do all things deemed necessary or desirable by it, to conduct the business of the Company and to exercise, without the vote or participation of any of the Members, all powers which the Company may legally possess to effectuate the purposes set forth in Section 1.4 hereof, including, without limitation:

(1) the making of any expenditures, and the incurring of any obligations necessary or desirable in connection with the Company’s business and activities;

(2) the use of the assets of the Company (including, without limitation, cash on hand) for any purpose consistent with the general purposes of the Company;

(3) the making, negotiation, execution, and performance of any contracts, leases, waivers, releases, agreements or other instruments in writing as necessary or appropriate that the Manager considers useful or necessary to the conduct of the Company’s operations or the implementation of the Manager’s powers under this Agreement, including, without limitation, contracting with contractors, developers, consultants, accountants, legal counsel, other professional advisors and other agents and the payment of their expenses and compensation out of the Company’s assets;

(4) subject to compliance with Section 10.7, the sale, conveyance, assignment, exchange or other disposition of any part of the Property or any other real estate, personal property or other assets of the Company;

(5) borrowing money and issuing evidences of indebtedness (including, without limitation, borrowing from a Member or an Affiliate of a Member) in furtherance of any or all of the purposes of the Company and to secure the same by deed of trust, mortgage or other lien on the Property or any other assets of the Company;

(6) entering into covenants, easements, rights or way, utility, or other agreements necessary or desirable (i) for the redevelopment, operation or use of the Property (or any portion thereof) or (ii) to permit access over, through, and across the Property or any portion thereof (to serve adjoining properties, for vehicular and pedestrian access, utility installations maintenance, or for any other purposes);

(7) prepaying, in whole or in part, refinancing, recasting, increasing, reducing, modifying, or extending any promissory note, loan agreement, deed of trust or mortgage affecting any asset of the Company or any other indebtedness of the Company, including, without limitation, all such matters as to the Subordinate Loan or, subject to the first paragraph of Section 3.5, with any other Affiliate of the Manager, and in connection with any of the above, to execute any extensions, renewals, or modifications of such other indebtedness, notes, loan agreements, deeds of trust, and/or mortgages, provided, however, that any change in the interest rate or participation features of, or a shortening of the stated maturity date of, the Subordinate Loan shall require the consent of the Akridge Representative;

(8) holding reserves and other cash balances and investing such sums in interest bearing accounts and investments and other similar forms of investments, without, however, being in the business of lending money;

(9) the exercise of the Company’s interest in any matters affecting the rights and obligations of the Company, including the settlement, compromise, submission to arbitration or any other form of dispute resolution, or abandonment of, any claim, cause of action, liability, debt or damages, due or owing to or from the Company, the commencement or defense of suits, legal proceedings, administrative proceedings, arbitration or other forms of dispute resolution, and the representation of the Company in all suits or legal proceedings, administrative proceedings, arbitrations or other forms of dispute resolution, the incurring of legal expense, and the indemnification of any Person against liabilities and contingencies to the extent permitted by law;

(10) the opening and closing of bank accounts, and the distribution of Company cash or other Company assets in accordance with this Agreement;

(11) holding, managing, investing and reinvesting cash and other assets of the Company;

(12) the collection and receipt of revenues and income of the Company;

(13) the establishment of one or more divisions of the Company, the selection and dismissal of employees of the Company (including, without limitation, employees having titles such as “president,” “vice president,” “secretary” and “treasurer” of the Company), and agents, outside attorneys, accountants, consultants and contractors of the Company, and the determination of their compensation and other terms of employment or hiring;

(14) the maintenance of such insurance for the benefit of the Company and the Manager and Members and other Persons as the Manager deems necessary or appropriate; and

(15) taking or causing to be taken all actions or to causing to be performed all functions necessary, desirable or otherwise appropriate to promote the business of the Company or to realize and carry out its purposes.

Nothing herein shall be deemed to allow the Company to enter into any contract or agreement which would be recourse to or impose liability on any Member, in said Member’s capacity as a Member in the Company, for any liabilities or obligations of the Company, except such as are specifically consented to or entered into in writing by any such Member.

In connection with any potential Taxable Disposition, the Manager agrees to reasonably cooperate with the Original Partners to attempt to structure, if possible, a tax deferral in lieu of what would otherwise be a Taxable Disposition, provided, however, that any such cooperation and any such attempt to structure a tax deferral shall not be required if and to the extent such cooperation or attempt to structure a tax deferral inhibits or otherwise in any manner affects the potential

Taxable Disposition in any manner (including, without limitation, the timing for entering into an agreement for, or the closing of, such transaction, the price and/or terms of payment, additional representations and warranties and/or indemnities, additional closing conditions or requirements, additional transactional costs, etc.), all as determined by the Manager, in its sole discretion. If a tax deferral structure proposed by the Original Partners is not acceptable to the Manager solely due to a monetary deficiency in the amount of money it and other Beacon Members would receive under such alternative structure, but has no other adverse impacts, as determined by the Manager in its sole discretion, the Original Partners shall be entitled to proceed to attempt to close such alternative structure (within such time as the Manager shall designate consistent with the timing for the closing of a potential sale of the Property) provided that (i) the Beacon Members receive any such deficiency in addition to all other amounts they would have received so that in the aggregate the Beacon Members receive not less than the amount they would have received had the Property been sold, with the form of consideration being all cash unless any prospective transaction for the sale of the Property then being considered by the Manager would provide for other than cash consideration, and in such event amounts and type of consideration consistent with any such other prospective transaction, and (ii) the type of income under the Code which the Beacon Members would receive is the same type of income they would have received had the Property been sold by the Company. In determining the amounts pursuant to clause (i) of the preceding sentence, it shall be assumed that no amount would be payable by the Company upon a sale of the Property on account of the D.C. Franchise Tax if none would have been payable upon a sale based on the Company liquidating at the time of a sale of the Property by the Company (and thus the gain being passed out to the Members of the Company, if such is then permissible or required under applicable law), and after deducting one-half of the then applicable real estate transfer tax if none is incurred in the actual transaction or if and to the extent the Beacon Members do not bear such tax. The failure or inability by the Original Partners to structure or otherwise obtain a tax deferral for themselves pursuant to the preceding sentence shall in no way limit the Manager’s rights as the Manager of the Company to cause the Company to engage in a Taxable Disposition, subject only to Section 10.7.

In connection with the refinancing of any indebtedness of the Company which for purposes of the Code and the Treasury Regulations is “non-recourse indebtedness” of the Company, the Manager agrees to use commercially reasonable efforts to obtain replacement indebtedness that is the lesser of such amount as would not reduce the amount of non-recourse indebtedness outstanding at the time of any such refinancing, or financing that is not greater than a 65% loan to value ratio, as determined by a prospective lender(s), or, if there is to be a reduction, to use commercially reasonable efforts to obtain for the Original Partners the right to provide to the relevant prospective lender(s) so-called

“bottom-up” guarantees. However, notwithstanding the preceding sentence, in all events, the Original Partners acknowledge and agree that the amount and all other terms of any financing obtained by the Manager on behalf of the Company (including, without limitation, the obtaining of the right to provide “bottom-up” guarantees) shall be determined in the sole discretion of the Manager (including, without limitation, obtaining financing from Affiliates of the Manager where the Manager deems such to be necessary or appropriate) and that nothing in this paragraph shall in any way limit the Manager’s rights as to any financings or refinancings of the Company.

Nothing in the two immediately preceding paragraphs shall (i) impose any liability of any nature or create any legal or equitable rights in the Original Partners unless the Manager acts in bad faith in carrying out the provisions of said two paragraphs, or (ii) in any way limit the Manager’s rights, as the Manager of the Company, to cause the Company to sell or refinance the Property in the Manager’s sole discretion (subject, in the event of a sale of the Property, only to Section 10.7), nor otherwise limit, restrict or otherwise affect any of the other provisions of this Agreement.

B. The Manager shall devote, and shall cause its partners, members, officers, directors and employees, if any, to devote such time to the affairs of the Company as the Manager, in its sole discretion, determines is necessary for performance by the Manager of its duties hereunder. It is understood that neither the Manager nor any of the aforesaid Persons shall be required to devote full time to the business and affairs of the Company and that all such Persons are engaged in, and intend in the future to engage in, other activities.

C. The Manager is authorized to execute, deliver and perform any and all agreements, filings, arrangements, transactions and other activities on behalf of the Company without any act, approval or vote of any of the Members. The execution, delivery or performance by the Manager or the Company of any agreement or activity authorized or permitted under this Agreement shall not constitute a breach by the Manager of any duty that the Manager may owe the Company or the Members or any other Persons under this Agreement or of any duty stated or implied by law or equity.

D. No Member who is not also a Manager, and then only in such Member’s capacity as a Manager, shall be allowed to take part in the management or control of the Company’s business (excluding the exercise of any power granted to such Member by this Agreement or which is mandated by the LLC Act and which cannot be waived or modified by agreement among the Members) or to sign for or bind the Company, such power being vested solely and exclusively in the Manager, all as further provided in this Article 3.

E. TTF or any of its permitted successors shall have the right to designate any Affiliate of TTF or, as the case may be, any Affiliate of its then permitted successor, as a replacement and successor Manager to the then Manager. Any such replacement or successor Manager need not be a Member. In the event of any change in the Manager, the prior or successor Manager shall notify the Akridge Representative of any such change, which notice shall include the name of the new Manager and its mailing address.

Any successor Manager may be removed and/or replaced by TZO at any time and for any, or for no reason, all as it shall decide in its sole discretion. Any Manager designated by TZO shall file a written acceptance of such designation with the Company. A Manager need not join in this Agreement but in all events shall be entitled to the rights and protections provided for in this Agreement for a Manager and, by the filing with the Company of its acceptance of designation as a Manager, shall be deemed to have accepted the role and responsibilities of a Manager under this Agreement.

Section 3.2 Binding the Company.

Any action taken by, or the execution of any agreement, contract document or other written instrument by, the Manager, as the Manager of the Company, shall, as against third parties, bind the Company, and shall be the valid and binding action of the Company. Third parties transacting business with the Company may rely on the actions of the Manager as being on behalf of the Company as being in all situations the valid action of the Company, and the execution of any documents or the taking of any action by the Manager shall be conclusive evidence of the authority of such Manager and the Company with respect thereto, and no third party need look to any other evidence or require joinder or consent of any other Manager, if there is at any time more than one, or any other Member.

Each Member hereby waives for itself and for the Company any and all defenses or other remedies which may be available against such third party Person to contest, negate or disaffirm any action of the Manager in connection with any such dealing. In no event shall any Person dealing with the Manager or its representatives be obligated to ascertain that the terms of this Agreement have been complied with or to inquire into the necessity or expedience of any act or action of the Manager or its representatives. Each and every certificate, document or other instrument executed on behalf of the Company by the Manager or its representatives shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (i) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect; (ii) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Company; and (iii) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Company.

Section 3.3 Officers and Agents; Reliance.

A. The Manager shall have the power to appoint agents to act for the Company with such titles as the Manager deems appropriate and to delegate to such agents such of the powers as are granted to the Manager hereunder, including the power to execute documents on behalf of the Company, all as the Manager may in its sole discretion determine, provided any such appointment shall be in writing; provided further, however, that no such delegation by the Manager shall cause the Manager to cease to be the Manager of the Company within the meaning of the LLC Act nor expand the powers of the Manager. The agents so appointed may include persons holding titles such as Chairperson, Chief Executive Officer, President, Vice President, Chief Operating Officer, Chief Financial Officer, Treasurer or Controller. Unless the authority of the agent designated as the officer in question is limited in the document appointing such officer, any officer so appointed shall have the same authority to act for the Company, subject to the terms of this Agreement, as a corresponding officer of a Delaware corporation would have to act for a Delaware corporation; provided, however, that unless such power is specifically delegated in writing by the Manager to the officer in question either for a specific transaction or generally, no such officer shall have the power to lease or acquire real property, to borrow money, to issue notes, debentures, securities, equity or other interests of or in the Company, to make investments in (other than the investment of surplus cash in the ordinary course of business) or to acquire securities of any Person, to give guarantees or indemnities, to merge, liquidate or dissolve the Company or to sell or lease all or any substantial portion of the assets of the Company. The Manager, in its sole discretion, but subject to the other terms of this Agreement may by its written act, ratify any act previously taken by any agent acting on behalf of the Company.

B. Any Person dealing with the Company or the (or a) Manager may rely on a certificate signed by the (or a) Company’s Manager:

(i)	as to the existence or nonexistence of any fact or facts which constitute conditions precedent to acts by the Manager or are in any other manner germane to the affairs of the Company;

(ii)	as to who is authorized to execute and deliver any instrument or document on behalf of the Company, and as to whether any approval, consent, or other action is necessary under this Agreement and/or as to whether any such action or consent has been obtained;

(iii)	as to the authenticity of any copy of the Certificate, and as to the status of this Agreement and amendments hereto; or

(iv)	as to any act or failure to act by the Company or as to any other matter whatsoever involving the Company or any Member.

Section 3.4 Compensation of Manager and Members. No payment shall be made by the Company to any Manager or Member for such Manager’s or Member’s services as a Manager or Member. The Manager, and each of them, if more than one, shall be entitled to reimbursement from the Company for all third-party expenses incurred by such Manager in managing and conducting the business and affairs of the Company. The Manager shall determine which expenses, if any, are allocable to the Company in a manner which is fair and reasonable to the Manager and the Company and customary in comparable arrangements, and if such allocation is made in good faith, it shall be conclusive in the absence of manifest error.

The Manager and its Affiliates shall be reimbursed on a monthly basis, or such other basis as the Manager may determine in good faith and in its reasonable discretion, for all expenses and expenditures that the Manager or any Affiliate of Manager incurs relating to the operation of, or for the benefit of, the Company.

Section 3.5 Contracts with Members or Affiliates. Notwithstanding anything in this Agreement to the contrary, the Manager and any of its Affiliates may engage in transactions with the Company, directly or indirectly, pursuant to any arrangements and on such terms thereof as are determined by the Manager to be comparable to the terms of any such arrangement had such arrangement been entered into by an unaffiliated third party.

Each Member acknowledges that the holder of the Subordinate Loan is an Affiliate of TTF. Each Member hereby acknowledges and agrees that notwithstanding anything this Agreement or at law or equity to the contrary, said Affiliate and/or its successor shall at all times have the right to exercise any and all of the rights and remedies of the holder of the Subordinate Loan without any limitation thereon, including, without limitation, any limitation in any way related to the fact that any of such Persons who are holders of the Subordinate Loan may be Affiliated in any manner whatsoever to TTF or to any other Member.

Section 3.6 Indemnification.

A. To the fullest extent permitted by applicable law, the Company shall indemnify and hold harmless the Manager, each Member, including the Tax Matters Member, each Representative, each such Person’s direct and indirect members, managers, officers, directors, partners, shareholders, employees, and agents, and the employees, officers, and agents of the Company and any other Person serving at the request of, or on behalf of, the Company (all indemnified persons being referred to as “Indemnified Persons”) from and against any and all losses, claims, obligations, damages, liabilities, joint or several, costs, expenses and disbursements (including, without limitation, reasonable attorneys fees and other legal fees and expenses and disbursements), judgments, fines, penalties, settlements, and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, arising from or by reason of any act performed or omitted to be performed by the Indemnified Person in connection with the business of the Company and from liabilities or obligations of the Company imposed on such Person by virtue of such Person’s position with the Company, or that relate to the operations of the Company as set forth in this Agreement, in which such Indemnitee may be involved, or is threatened to be involved, as a party or otherwise; provided, however, that indemnification shall not be paid hereunder with respect to any matter as to which any Indemnitee shall have been finally adjudicated in any such action, suit or other proceeding, or otherwise by a court of competent jurisdiction, to have committed willful malfeasance, bad faith, dishonesty or fraud in the conduct of its or their office.

The termination of any proceeding by judgment, order or settlement does not create a presumption that the Indemnitee did not meet the requisite standard of conduct set forth in this Section 3.6.A. The termination of any proceeding by conviction or upon a plea of nolo contendere or its equivalent, or an entry of an order of probation prior to judgment, creates a rebuttable presumption that the Indemnitee acted in a manner contrary to that specified in this Section 3.6.A. with respect to the subject matter of such proceeding.

Any Person who is within the definition of “Indemnified Person” at the time of any action or inaction in connection with the business of the Company shall be entitled to the benefits of this Section 3.6 as an “Indemnified Person” with respect thereto, regardless of whether such Person continues to be within the definition of “Indemnified Person” at the time of its claim for indemnification or exculpation hereunder.

Any indemnification pursuant to this Section 3.6 shall be made only out of the assets of the Company and any insurance proceeds from any insurance policies covering any Indemnitee and/or the Company, and no Member shall have any obligation to contribute to the capital of the Company, or otherwise provide funds, to enable the Company to meet its obligations under this Section 3.6.

B. The right to indemnification conferred by this Section 3.6 shall include the right to be paid or reimbursed by the Company for the reasonable expenses incurred in advance of the final disposition of a proceeding and without any determination as to the Person’s ultimate entitlement to indemnification; provided, however, that the payment of such expenses incurred in advance of the final disposition of a proceeding shall be made only upon delivery to the Company of a written affirmation by such Person of its good faith belief that it has met the standard of conduct necessary for indemnification under this Section 3.6 and a written undertaking, by or on behalf of such Person, to repay all amounts so advanced if it shall ultimately be determined that such Person is not entitled to be indemnified under Section 3.6 or otherwise.

C. The indemnification provided by this Section 3.6 shall be in addition to any other rights to which an Indemnitee or any other Person may be entitled to, or as a matter of law or equity or otherwise, and shall continue as to an Indemnitee who has ceased to serve in such capacity unless otherwise provided in a written agreement pursuant to which such Indemnitee is indemnified.

D. The Company may, but shall not be obligated to, purchase and maintain insurance, at its expense and in an amount determined by the Manager, on behalf of the Indemnitee and such other Persons as the Manager shall determine, against any liability that may be asserted against or expenses that may be incurred by such Person in connection with the Company’s activities, regardless of whether the Company would have the power to indemnify such Person against such liability under the provisions of this Agreement.

E. The provisions of this Section 3.6 are for the benefit of each Indemnitee, its successors and assigns, and shall not be deemed to create any rights for the benefit of any other Persons. Any amendment, modification or repeal of this Section 3.6 or any provision hereof shall be prospective only and shall not in any way affect the Company’s liability to any Indemnitee under this Section 3.6, as in effect immediately prior to such amendment, modification, or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

F. If any paragraph of this Section 3.6 or any portion thereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless each Manager or any other Indemnitee as to costs, charges and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative to the full extent permitted by any applicable portion of this Section 3.6 that shall not have been invalidated.

G. An Indemnitee shall not be denied indemnification in whole or in part under this Section 3.6 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

Section 3.7 Other Matters Concerning the Manager.

A. Notwithstanding anything to the contrary set forth in this Agreement, the Manager and its Affiliates shall not be liable for monetary or other damages to the Company or any Member for losses sustained or liabilities incurred as a result of errors in judgment or of any act or omission, provided that any such Person shall not have committed willful malfeasance, bad faith, dishonesty or fraud in performing its duties under this Agreement.

Whenever in this Agreement the Manager, a Member or an Indemnitee is permitted or required to make a decision or otherwise to take an action (including inaction) in good faith or in its discretion or sole discretion or under another express standard as to any such decision or other matter, such Person shall act under such express standard and shall not be subject to any other or different standard imposed by this Agreement, the LLC Act or any other applicable law or in equity. Notwithstanding anything at law or equity to the contrary, the Manager’s sole duty to the Members in making decisions or otherwise taking actions on behalf of the Company and otherwise in managing the business and affairs of the Company is to not commit willful malfeasance, dishonesty or fraud, to not act in bad faith, and to not treat the Members differently from each other under this Agreement, except where such differential treatment is provided for under this Agreement, and in making any decisions or otherwise in managing the business and affairs of the Company, the Manager need not consider the separate interests of any Member. The Members hereby acknowledge the above and hereby waive any rights at law, equity or otherwise which they might otherwise have which would impose different duties of any nature whatsoever.

The Manager shall not have any obligations hereunder except to the extent that Company funds are reasonably available to it for the performance of such duties, and nothing herein contained shall be deemed to require the Manager, in its capacity as such or as it is a Member, to expend its individual funds for payment of, or to undertake any individual liability or obligation on behalf of the Company.

The Members expressly acknowledge that the Manager and each Member is acting for the benefit of the Company, the Members and, as to the Manager and any Member which is an Entity, such Person’s members, partners, shareholders and other direct and indirect equity owners, (collectively “Upper Tier Equity Owners”) and that neither the Manager nor any Member is under any obligation to give priority to the separate interests of the Members or to any Member’s Upper Tier Equity Owners (including, without limitation, the tax consequences to Members or any Member’s Upper Tier Equity Owners) in deciding whether to cause the Company to take (or decline to take) any actions, and neither the Manager nor any Member shall be liable to the Company or to any Member for monetary or any other damages for losses sustained, liabilities incurred, or benefits not derived by any other Member or any of any such Member’s Upper Tier Equity Owners in connection with such decisions, unless such Manager or Member, as the case may be, has acted in bad faith or has acted outside the scope of such Person’s rights or authority under this Agreement.

The Members further acknowledge that (i) the Manager and/or an Affiliate of the Manager may be liable for some of the indebtedness of the Company for which such Person would not otherwise be liable for if certain actions are taken by the Company or if the Company fails to take certain actions, and that in making a determination as to any such matter, the Members agree that the Manager, in its sole determination, may determine to take or may determine not to take actions so that said Manager or its Affiliates will not have any potential liability for any such indebtedness of the Company, even if the opposite from the action or non-action taken by the Manager would or might be more advantageous to the Company and/or some or all of the Members, and the Manager shall have no duty or liability to the Company or the Members arising from the consequences of any such decisions made by the Manager, and (ii) in determining to sell, refinance or otherwise take any actions under this Agreement, the Manager need not take into account the disparate tax or any other effect that such actions may have on some of the Members, including itself and its Affiliates, versus other Members, any other such disparate effect being hereby waived by each Member.

Except as provided in Article 8, a Member’s, the Manager’s and a Representative’s duty of care in the discharge of, as the case may be, such Member’s, Manager’s or Representative’s duties to the Company is limited to refraining from engaging in fraud, intentional misconduct, malfeasance or misfeasance. In discharging its duties, every Member, Manager, Representative or other Indemnified Person shall be fully protected in relying in good faith upon the records required to be maintained under this Agreement and upon such information, opinions, reports, or statements by any of its agents, or by any other Person, as to matters such Member or Manager, Representatives or other Indemnified Person, as the case may be, reasonably believes are within such other Person’s professional or expert competence and who have been selected with reasonable care by or on behalf of the Company, including information, opinions, reports, or statements as to the value and amount of the assets, liabilities, profits, or losses of the Company or any other facts pertinent to the existence and amount of assets from which distributions to the Member might properly be paid.

Notwithstanding anything to the contrary set forth in this Agreement, neither any Member, the Manager, any Representative, nor any equity owners, managers, partners (general or limited), officers, directors, employees or agents, in any such Person’s capacity so described above, shall be liable for any damages suffered by the Company for losses sustained or liabilities incurred as a result of errors in judgment or of any act or omission of any such Person if such Person acted in good faith or otherwise acted in accordance with, or as otherwise specifically permitted by, this Agreement, except that this Section 3.7 shall not eliminate or limit the liability of any Person described above to the extent such Person is found liable for an act or omission not in good faith or not otherwise in accordance with, or not otherwise specifically permitted by, this Agreement and that constitutes a material breach of duty of such Person or an act or omission that involves fraud, intentional misconduct of a knowing violation of the law.

B. The Manager may consult with legal counsel, accountants, appraisers, management consultants, investment bankers, architects, engineers, environmental consultants and other consultants and advisers selected by it, and any act taken or omitted to be taken in reliance upon the opinion of such Persons as to matters which such Manager reasonably believes to be within such Person’s professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion.

C. Subject to its obligations and duties as Manager set forth herein, and as otherwise provided in this Agreement regarding arrangements with Affiliates, the Manager may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents, including Affiliates of the Manager. The Manager shall not be responsible for any misconduct or negligence on the part of any such agent appointed by the Manager so long as the Manager acted in good faith and was not grossly negligent in making any such appointment.

D. Any amendment, modification or repeal of this Section 3.7 or any provision hereof shall be prospective only and shall not in any way affect the limitations on any Indemnified Person’s liability to the Company and the

Members under this Section 3.7 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted. In addition to the circumstances in which a Person is not liable as set forth in the preceding provisions of this Section 3.7, any such Person shall not be liable to the fullest extent permitted by any provision of the statutes and other laws of Delaware hereafter enacted that further limits the liability of a Person serving in the capacity stated..

E. Notwithstanding the above or any other provisions of this Agreement or the LLC Act, the Company shall not take any action which, in the sole judgment of the Manager (1) so long as BCSP qualifies as a REIT, and without limiting the right of BCSP, in its sole discretion, to cease qualifying as a REIT, (a) would cause any income or receipts of the Company to be other than rents from real property, as defined in Section 856 of the Code and the Treasury Regulations thereunder, or other miscellaneous income or receipts which would not qualify under Section 856(c) of the Code and the Treasury Regulations thereunder, (b) could, in the judgment of the Manager, otherwise adversely affect the ability of BCSP to continue to qualify as a REIT, or (c) could, in the judgment of the Manager, subject BCSP to any additional taxes under Section 857 or Section 4981 of the Code, or (2) if and so long as any direct or indirect holders of interests in the Manager are subject to the provisions of Section 511, et seq (the “UBTI Provisions”) of the Code, could, in the Manager’s judgment, cause the Company to incur any income which would give rise to unrelated business taxable income (“UBTI”) under the UBTI Provisions as if the Company were subject thereto, or (3) could, in the Manager’s judgment, violate any law or regulation of any governmental body or agency having jurisdiction over its, BCSP’s or Beacon’s securities. The Members acknowledge that the Company shall not take any action prohibited by the preceding sentence even if the taking of any such action might otherwise be advantageous to the Company or to some of the Members unless the Manager specifically determines to take, or otherwise consents to the taking of, any such action, in its sole discretion. The provisions of this paragraph are solely for the benefit of the Beacon Members and no other Person shall have the right to enforce, or be the beneficiary of, the provisions of this paragraph.

Any action of the Manager on behalf of the Company or any decision of the Manager to refrain from acting on behalf of the Company undertaken in the good faith belief that such action or omission is necessary or advisable in order to comply with the provisions of the preceding paragraph and/or to minimize the receipt of income so as to allow BCSP to avoid incurring any liability for taxes under Section 857 or Section 4981 of the Code, or to avoid or minimize the receipt of revenues or income which would give rise to UBTI if the Company or any direct or indirect owner of the Company were subject to the UBTI Provisions is expressly authorized under this Agreement, even if taking such action or omission was not otherwise in the best interests of the Company or any of its Members, so long as, in any such event, the Manager acted in good faith and such action or omission was reasonably believed by the Manager to be within the scope of the purposes of the Company.

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ARTICLE 4

FISCAL MATTERS

Section 4.1 Records and Accounting. The Manager shall keep or cause to be kept at the principal office of the Company those records and documents required to be maintained by the LLC Act and such other books and records deemed by the Manager to be appropriate with respect to the Company’s business, including, without limitation, all books and records necessary to provide to the Members any information, lists and copies of documents required to be provided pursuant to Section 4.3 hereof. Any records maintained by or on behalf of the Company in the regular course of its business may be kept on, or be in the form of, punch cards, magnetic tape, photographs, micrographics or any other information storage device. The books of the Company shall be maintained, for financial and tax reporting purposes, on an accrual basis in accordance with generally accepted accounting principles, or such other basis as the Manager determines to be necessary or appropriate. Any Member shall have the right, for any purpose reasonably related to the Member’s interest as a Member in the Company, during normal business hours and upon reasonable notice, to examine and copy (at such Member’s own expense) the books and records of the Company. Such examination shall be held, at the Manager’s determination, at the principal office of the Company or of the Manager or at the Property or at such other location in the greater Washington, D.C. metropolitan area where the relevant information is held. Nothing in this Section 4.1 shall be deemed to limit the provisions of Section 4.4. The Manager shall have the right to withhold any requested information to the extent permitted by Section 18-305(c) of the LLC Act.

Section 4.2 Fiscal Year. The fiscal year (a “Fiscal Year”) of the Company shall be the calendar year.

Section 4.3 Reports. As soon as practicable, and using all reasonable efforts to cause such to be provided within ninety (90) days after the close of each Fiscal Year, the Manager shall cause to be provided to each Member as of the close of the Fiscal Year, annual financial statements of the Company for such Fiscal Year, prepared in accordance with generally accepted accounting principles, consistently applied, and audited by the Accountants.

Section 4.4 Confidentiality. The Members acknowledge that, from time to time, they may receive information from or regarding the Company in the nature of financial statements and information, marketing strategies, trade secrets or other information which is confidential or not generally available to the public, the release of which may be damaging to the Company, the Manager or its Affiliates or Persons with which the Company does business. Each Member agrees that, except with the consent of the Manager, all non-public information furnished to it or received by it pursuant to this Agreement will be kept confidential and will not be disclosed by such Member, or by any of its agents, representatives, or employees, in any manner whatsoever, in whole or in part ( but not including herein information that a Member has also received from a source independent of the Company or its representatives), except that (i) each Member (and its equity holders) shall be permitted to disclose such information to those of its agents, representatives, and employees who need to be familiar with such information in connection with such Member’s (or such equity holder’s indirect) investment in the Company or such Member’s tax returns or as required by securities laws or other legal obligations, (ii) each Member that is an Entity shall be permitted to disclose such non-public information of the Company as is reasonably necessary for the intended purpose of such disclosure to its partners, members, stockholders and other holders of equity interests and to any potential buyer of a Member’s Interest or of the Company’s assets or any potential lender to any Member, so long as any such Person agrees to keep such information confidential on the terms set forth herein, (iii) each Member that has entered into this Agreement as a nominee for another Person may disclose such information to such other Person so long as such other Person agrees to keep such information confidential on the terms set forth herein, (iv) each Member shall be permitted to disclose information to the extent required either (x) as part of any filings, reports or similar matters which it is obligated to file, or (y) otherwise by law or by order or requirement of any court, administrative or other judicial or quasi-judicial entity, provided that as to any matter under clause (y) such Member shall make reasonable attempts to first afford the Company with a reasonable opportunity to contest the necessity of disclosing such information, and (v) each Member shall be permitted to disclose information to the extent necessary for the enforcement of any right of such Member arising under this Agreement. The Members acknowledge that breach of the provisions of this Section 4.4 may cause irreparable injury to the Company for which monetary damages are inadequate, difficult to compute, or both. Accordingly, the Members agree that the provisions of this Section 4.4 may be enforced by specific performance without posting bond.

Section 4.5 Bank Accounts; Company Funds. Bank accounts and/or other accounts of the Company shall be kept separate and apart from the books and records and accounts of any other Person, and shall be maintained in such banking and/or other financial institution(s) as shall be selected by the Manager, and withdrawals shall be made and other activity conducted on such signature or signatures as the Manager may from time to time determine.

Section 4.6 Additional Information. In addition to the other rights specifically set forth in this Agreement, each Member is entitled to all information to which that Member is required to have access pursuant to a non-waivable provision of the LLC Act, under the circumstances and subject to the conditions therein stated.

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ARTICLE 5

DISTRIBUTIONS

Section 5.1 Requirement and Characterization of Distributions.

A. Prior to making any distributions to the Members pursuant to the following provisions of this Section 5.1, the Company shall first pay to any Member entitled thereto any then accrued and unpaid Guaranteed Payments, and as among Members entitled to any such payments in proportion to the aggregate amounts owed each such Member.

B. Operating Cash Flow shall be distributed to the Members at such times and with such frequency as the Manager shall determine, in its reasonable discretion. Capital Transaction Proceeds from other than a Terminating Capital Transaction shall be distributed by the Manager as soon as reasonably possible after the Capital Transaction giving rise thereto as the Manager, in its sole discretion, shall determine is appropriate. All Operating Cash Flow and all Capital Transaction Proceeds other than those from a Terminating Capital Transaction shall be distributed to the Members as follows:

(i)	First: To the Beacon Members until their respective Unrecovered Capital Contributions are reduced to zero.

(ii)	Second: To the Original Partners in proportion to their respective Percentage Interests, until each such Original Partner has received a cumulative, compounded return of fifteen percent (15%) per annum, compounded quarterly, on the Unrecovered Capital Contributions of each such Original Partner.

(iii)	Third: To each Original Partner until each Original Partner’s Unrecovered Subordinate Capital Contribution is reduced to zero.

(iv)	Fourth: Any remaining amount to all the Members in proportion to their respective Percentage Interests.

C. Capital Transactions Proceeds from a Terminating Capital Transaction and amounts available upon dissolution, and after payment of, or adequate provisions for, the debts and obligations of the Company, and after liquidation of any remaining assets of the Company, shall be distributed and applied in the following priority:

(i)	First, to fund reserves for liabilities not then due and owing and for contingent or unforeseen liabilities and obligations to the extent deemed appropriate by the Manager; and

(ii)	Second, to the Members, an amount sufficient to reduce each Member’s Capital Account to zero, in proportion to the positive balances in such Capital Accounts (after reflecting in such Capital Accounts all adjustments thereto necessitated by (A) all other Company transactions (distributions and allocations of Profits and Losses and items of income, gain, deduction, and loss) and (B) such Terminating Capital Transaction).

Upon the expiration of such period of time as the Manager shall deem advisable, the balance of any reserves established under clause (i) which are remaining after payment of any contingencies shall be distributed in the manner and in the priorities set forth above in Clause Second of this Section 5.1.C.

D. All Guaranteed Payments shall be “guaranteed payments” under and pursuant to Section 707(c) of the Code.

E. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to any Member if such distribution would violate the applicable provisions of the LLC Act or other applicable law.

F. If any assets of the Company shall be distributed in kind pursuant to this Article 5, such assets shall be distributed to the Members entitled thereto in the same proportion as the Members would have been entitled to cash distributions. The amount by which the fair market value of any property to be distributed in kind to the Members exceeds or is less than the adjusted book basis of such property shall, to the extent not otherwise recognized by the Company, be taken into account in determining Profits and Losses and determining the Capital Accounts of the Members as if such property had been sold at its fair market value.

G. Notwithstanding anything in this Agreement to the contrary, if any amounts are owed by an Original Partner to the Company under the Indemnity Agreement or under the Master Transaction Agreement, the Company shall have the right to apply any distributions or other payments otherwise to be made to a Member under this Agreement to any such amounts owed to the Company. If any such application is so made, it shall be treated for all purposes as if the distribution had been made to such Member and such Member had made a payment to the Company under the applicable agreement.

H. As contemplated by the Master Transaction Agreement, upon the occurrence of the Closing, certain loan proceeds, in an amount determined pursuant to the Master Transaction Agreement (the “Special Distribution Amount”), are to be retained by the Company and distributed to the Original Members; notwithstanding anything in this Agreement to the contrary, the Company, upon receipt of such amounts, shall promptly make a distribution (the “Special Distribution”) to the Original Partners in an amount equal to the Special Distribution Amount, and as among the Original Partners in such amounts as the Akridge Representative shall direct at the time of the Closing. If the Manager makes the Special Distribution among the Original Partners in accordance with the instructions of the Akridge Representative, then the Manager shall have no liability to any Original Partner in the event the Special Distribution to an Original Partner is less than such Original Partner was entitled to (or which it believes it was entitled to), and such Original Partner’s sole recourse in such event shall be against the Akridge Representative.

Section 5.2 Withholding.

A. Each Member hereby authorizes the Company to withhold from, or pay on behalf of or with respect to, such Member any amount of federal, state, local, or foreign taxes that the Manager determines that the Company is required to withhold or pay with respect to any amount distributable or allocable to such Member pursuant to this Agreement, including, without limitation, any taxes required to be withheld or paid by the Company pursuant to Sections 1441, 1442, 1445, or 1446 of the Code. Any amount paid on behalf of or with respect to a Member shall constitute an advance by the Company to such Member, which advance shall be repaid by such Member within fifteen (15) days after notice from the Manager that such payment must be made unless (i) the Company withholds such payment from a distribution which would otherwise be made to the Member; or (ii) the Manager determines that such payment may be satisfied out of the available funds of the Company which would, but for such payment, be distributed to the Member. Any amounts withheld pursuant to the foregoing clauses (i) or (ii) shall be treated as having been distributed to such Member.

B. Any amounts payable by a Member hereunder shall bear interest at the lesser of (A) the Base Rate plus five (5) percentage points (i.e., 500 basis points), or (B) the maximum lawful rate of interest on such obligation, such interest to accrue from the date such amount is due (i.e., fifteen (15) days after demand) until such amount is paid in full. Each Member shall take such actions as the Company or the Manager shall request in order to perfect or enforce the security interest created hereunder.

C. For purposes of this Section 5.2, the Company may assume that any Member who fails to provide the Manager satisfactory evidence of its tax status for United States federal income tax purposes is, for purposes of the Code, a foreign person.

D. All amounts withheld pursuant to the Code or any provisions of any state or local tax law and Section 5.2 hereof with respect to any allocation, payment or distribution to a Member shall be treated as amounts distributed to such Member pursuant to Section 5.1 for all purposes under this Agreement.

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ARTICLE 6

ALLOCATIONS OF PROFIT AND LOSS

Section 6.1 Allocations of Profits and Losses.

A. Profits and Losses. Subject to Sections 6.1.B and C, and after giving effect to the special allocations, if any, provided in Sections 6.2.A and B, Profits and Losses, other than those attributable to a Terminating Capital Transaction, shall be allocated among the Members so as to make the Partially Adjusted Capital Account of each Partner equal to such Partner’s Target Balance, to the extent possible.

In the event the amount of Profits or Losses allocable to the Members pursuant to this Section 6.1.A are insufficient to allow the Partially Adjusted Capital Account of each Member to equal each such Member’s Target Balance, the Profits or Losses allocable pursuant to this Section 6.1.A shall be allocated among the Members first so as to achieve a proportion in the respective differences among (x) each Member’s Target Balance and (y) such Member’s Partially Adjusted Capital Account balance immediately prior to the allocation of Profits or Losses pursuant to this Section 6.1.A which is the same as the proportion of their Percentage Interests, and then in proportion to the remaining respective differences.

No Profits for any applicable period shall be allocated to a Member whose Target Balance is less than or equal to its Partially Adjusted Capital Account for such period, nor shall any Losses be allocated to a Member whose Target Balance is greater than or equal to its Partially Adjusted Capital Account for such period.

Profits and Losses prior to the Closing Date shall be allocated among the Original Partners in the manner provided for in the Predecessor Agreement.

B. Loss Limitation. Notwithstanding anything to the contrary in Section 6.1.A, no Losses shall be allocated to a Member if or to the extent such allocation would cause or increase a Member’s Adjusted Capital Account Deficit. In the event any allocation of Losses would cause a Member to have an Adjusted Capital Account Deficit, then the amount of any such Losses which would cause or increase such Adjusted Capital Account Deficit of a Member shall be allocated, instead, to the other Members in proportion to the manner in which they would bear such Losses pursuant to the other provisions of this Agreement.

C. Profits and Losses From Terminating Capital Transaction. Notwithstanding anything contained in Sections 6.1.A and B hereof, after giving effect to the special allocations, if any, provided in Sections 6.2.A. and B. hereof, but in all events subject to Section 6.2.C., all items of Company Profits and Losses arising from a Terminating Capital Transaction shall be allocated among the Members so as to insure to the maximum extent possible that, after giving effect to the allocation of such Profits and Losses in the Capital Accounts of the Members, the Capital Account balance of each Member is positive in the amount of cash that such Member would receive if the Capital Transaction Proceeds from such Terminating Capital Transaction were distributed pursuant to Section 5.1.B.

Section 6.2 Required and Special Allocations.

A. Special Allocations. Except as otherwise provided in this Agreement, the following special allocations will be made in the following order and priority:

(1) Partnership Minimum Gain Chargeback. Notwithstanding any other provision of this Article 6, if there is a net decrease in Minimum Gain during any tax year or other period for which allocations are made, the Members will be specially allocated items of Company income and gain for that period (and, if necessary, subsequent periods) in an amount equal to such Member’s share of the net decrease in Minimum Gain during such tax year or other period determined in accordance with Treasury Regulations Section 1.704-2(g)(2). Allocations pursuant to the preceding sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Treasury Regulations Sections 1.704-2(f)(6) and 1.704-2(j)(2)(i). This Section 6.2.A.(1) is intended to comply with the minimum gain chargeback requirements set forth in Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently therewith, including the exceptions to the minimum gain chargeback requirement set forth in Treasury Regulations Sections 1.704-2(f)(2) and (3).

(2) Partner Nonrecourse Debt Minimum Gain Chargeback. Notwithstanding any other provision of Section 6.1 or this Section 6.2 (other than Section 6.2.A(1), which shall be applied before this Section 6.2.B(2)), if there is a net decrease in Partner Nonrecourse Debt Minimum Gain during any tax year or other period for which allocations are made, each Member with a share of Partner Nonrecourse Debt Minimum Gain determined in accordance with Treasury Regulations Section 1.704-2(i)(5) shall be specially allocated items of Company income and gain for that period (and, if necessary, subsequent periods) in an amount equal to the Member’s share of the net decrease in the Partner Nonrecourse Debt Minimum Gain determined in accordance with Treasury Regulation 1.704-2(i). The items to be so allocated shall be determined in accordance with Treasury Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2)(ii). This Section 6.2.A(2) is intended to comply with the minimum gain chargeback requirements of Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith, including the exceptions set forth in Treasury Regulations Section 1.704-(f)(2) and (3) to the extent such exception apply to Treasury Regulations Section 1.704-2(i)(4).

(3) Qualified Income Offset. A Member who unexpectedly receives any adjustment, allocation or distribution described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), respectively, will be specially allocated items of income and gain (consisting of a pro rata portion of each item of partnership income, including gross income, and gain for the relevant tax year) in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Adjusted Capital Account Deficit of the Member as quickly as possible, provided that an allocation pursuant to this Section 6.2.A(3) shall be made only to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Section 6.2.A have been made in the first instance without regard to this Section 6.2.A(3).

(4) Nonrecourse Deductions. Nonrecourse Deductions for any Fiscal Year or other period shall be allocated among the Members in proportion to each Member’s Percentage Interest. The items of Losses, deductions and Code Section 705(a)(2)(b) expenditures to be so allocated shall be determined in accordance with Treasury Regulation §1.704-2(j)(1)(ii).

(5) Partner Nonrecourse Deductions. Notwithstanding anything to the contrary in this Agreement, any Partner Nonrecourse Deductions for any taxable year or other period for which allocations are made will be allocated to the Member who bears the economic risk of loss with respect to the liability to which the Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulations Section 1.704-2(i).

(6) Code Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Company asset under Code Section 734(b) or 743(b) is required to be taken into account in determining Capital Accounts under Treasury Regulations Section 1.704-1(b)(2) (iv)(m), the amount of the adjustment to the Capital Accounts will be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset), and the gain or loss will be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted under Treasury Regulations Section 1.704-1(b)(2)(iv)(m).

(7) Depreciation Recapture. In the event there is any recapture of Depreciation or item of tax credit, the allocation thereof shall be made among the Members in the same proportion as the deduction for such Depreciation or item of tax credit was allocated.

B. Regulatory Compliance; Curative Allocations. The allocations set forth in Sections 6.2.A(1) through (5) hereof (the “Regulatory Allocations”) are intended to comply with certain requirements of Treasury Regulations Sections 1.704-1(b) and 1.704-2, and shall be interpreted in a manner consistent with such Treasury Regulations. The Regulatory Allocations may not be consistent with the manner in which the Members intend to divide Company distributions. Accordingly, the Manager is hereby authorized to further allocate Profits, Losses, and other items among the Members in a reasonable manner so as to prevent the Regulatory Allocations from distorting the manner in which Company distributions would be divided among the Members under Section 5.1 hereof, but for application of the Regulatory Allocations. In general, such reallocation will be accomplished by specially allocating other Profits, Losses and items of income, gain, loss and deduction, to the extent they exist, among the Members so that the net amount of the Regulatory Allocations and the special allocations to each Member is zero. The Manager may accomplish this result in any reasonable manner that is consistent with Code Section 704 and the related Treasury Regulations.

C. Tax Allocations - Code Section 704(c).

(1) Notwithstanding anything contained in this Agreement to the contrary, taxable income, gain, loss, and deduction with respect to any Company property that is subject to Code Section 704(c), the Treasury Regulations thereunder and/or Treasury Regulations Section 1.704-1(b)(2)(iv)(f) (the “Section 704(c) Provisions”) shall be determined and allocated among the Members in accordance with such Code Section and/or the Treasury Regulations, as the case may be, and pursuant thereto, it is agreed that allocations under the Section 704(c) Provisions as to the Property shall be made under the so-called “traditional method” with a back-end curative allocation, as permitted by Treasury Regulation Section 1.704-3(C). As to any property other than the Property that may in the future be contributed to the Company, the Manager may elect any permissible method under the Section 704(c) Provisions, with the consent of the Akridge Representative, such consent to be unreasonably withheld.

(2) In the event the Book Value of any Company asset is adjusted pursuant to the other provisions of this Agreement (not including herein the initial booking of any asset contributed to the Company), subsequent allocations of taxable income, gain, loss and deduction with respect to such asset shall be determined and allocated among the Members, and the Capital Accounts of the Members shall be determined, so as to account for any Book-Tax Disparity arising from such adjustment in the same manner as would occur as to an asset contributed to the Company under Code Section 704(c) and the Treasury Regulations thereunder.

D. Other Allocation Rules. The following rules will apply to the calculation and allocation of Profits, Losses and other items:

(1) Unless otherwise determined by the Manager, for purposes of determining the Profits, Losses or any other item allocable to any period, Profits, Losses and other items will be determined on a daily basis under Code Section 706 and the related Treasury Regulations.

(2) Except as otherwise provided in this Agreement, all items of Company income, gain, loss, deduction, and other allocations not provided for in this Agreement will be divided among the Members in the same proportions as they share Profits and Losses, provided that any credits shall be allocated in accordance with Treasury Regulations Section 1.704-1(b)(4)(ii).

(3) For federal income tax purposes, each item of income, gain, loss and deduction shall be allocated among the Members in the same manner as its correlative item of “book” income, gain, loss or deduction has been allocated pursuant to the other provisions this Article 6, except as otherwise provided in Section 6.2.C.

(4) Upon the admission of a new Member or the Transfer of an Interest, the new and old Members or the transferor and transferee shall be allocated shares of Profits and Losses and other allocations from the ongoing operations of the Company based on the actual portions of the Fiscal Year that the new or transferred Interest was held by the new and old Members, or the transferor and transferee, respectively. Profits and Losses and other allocations from Capital Transactions shall be allocated between any said parties based on the holder of the relevant Interest on the date of any such Capital Transactions. For the purpose of allocating Profits and Losses and other allocations, (i) such admission or Transfer shall be deemed to have occurred on the first day of the month in which it occurs, or if such date shall not be permitted for allocation purposes under the Code or the Treasury Regulations, on the nearest date otherwise permitted under the Code or the Treasury Regulations, and (ii) if required by the Code or the Treasury Regulations, the Company shall close its books on an interim basis on the last day of the previous calendar month.

(5) If any assets are sold in transaction in which, by reason of the provisions of Section 453 of the Code or any successor thereto, gain is realized but not recognized, such gain shall be taken into account when realized in computing gain or loss of the Company for purposes of allocation of Profit or Loss under this Article 6, and, if such sale(s) shall involve substantially all the assets of the Company, the Company shall be deemed to have been dissolved and terminated for purposes of making the aforesaid allocations notwithstanding any continuation of the Company for purposes of collecting the proceeds of such sales.

E. Effect of Treasury Regulations; Liquidation. In the event the Company is “liquidated” within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g), distributions shall be made pursuant to Section 5.1.C. If any Member has a deficit balance in its Capital Account (after giving effect to all contributions, distributions and allocations), such Member shall have no obligation to make any contribution to the capital of the Company. In the event the Company is “liquidated” within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g) but there has been no dissolution of the Company, then the Company assets shall not be liquidated, the Company’s liabilities shall not be paid or discharged and the Company’s affairs shall not be wound up.

F. Closing of the Books; Prior Profits and Losses. As contemplated by the Master Transaction Agreement, it is agreed that the Company (as the successor to the Partnership for federal income tax purposes) will use the “interim closing of the books” method as of the end of day of the date of this Agreement, i.e., the date on which TTF was admitted to the Partnership. All profits, losses, deductions, credits and all items thereof (including, without limitation, any cancellation of indebtedness income) of the Partnership on or prior to (but including) the date of this Agreement and of the Company since its merger with the Partnership and on or prior to (but including) the date of this Agreement shall be allocated solely to the Original Partners, and among them in accordance with the Second Amended and Restated Limited Partnership Agreement. All profits, losses, deductions, credits and all items thereof of the Company commencing on the first day after the date of this Agreement shall be allocated to the Members in accordance with this Agreement.

G. Allocation of Nonrecourse Liabilities. Solely for purposes of determining each Member’s proportionate share of the “excess nonrecourse liabilities” of the Company within the meaning of Treasury Regulation §1.752-3(a)(3), to the extent permissible under the Code and the applicable Treasury Regulations thereunder, such excess nonrecourse liabilities shall first be allocated among the Original Partners so as to provide adequate basis for the negative capital account (for federal tax purposes) of each such Original Partner, and thereafter in accordance with each Member’s interest in the profits of the Company, and for the aforesaid purpose, each Member’s interest in the Profits of the Company shall be equal to its Percentage Interest in the Company.

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ARTICLE 7

RIGHTS, LIABILITIES AND OBLIGATIONS OF MEMBERS

Section 7.1 Limited Liability. No Member, in its capacity as such, shall, unless expressly agreed to in writing by such Member otherwise, be personally liable for any of the debts or other obligations or liabilities of the Company.

No Member with a negative balance in its Capital Account shall have any obligation to the Company or the other Member to restore such negative balance upon the dissolution or termination of the Company or otherwise, and any such deficit in the Capital Account of any Member shall not constitute an obligation of such Member to the Company or the other Member.

Section 7.2 Outside Activities of Members. No business or other opportunities other than those related to the Property shall be deemed to be the Property of, or belong to, the Company. Any Member, including the Manager, and any partner, member, shareholder, equity holder, officer, director, employee, agent, trustee, or Affiliate of any Member shall be entitled to and may have and own real property and other business interests and engage in business activities in addition to those relating to the Company, including real property and other business interests and activities that are contiguous, adjacent to or near the Property and/or in direct competition with the Property and/or the Company or that are directly or indirectly enhanced by the Property and/or business and activities of the Company. Neither the Company nor any Member nor any Affiliate of any Member nor any other Person shall have any rights by virtue of this Agreement or the Company relationship established hereby in any such or any other business ventures of any other Member or any of its Affiliates. No Member or such other Person shall have any obligation pursuant to this Agreement to offer any interest in any such business ventures to the Company, any Member or any such other Person, even if such opportunity is of a character which, if presented to the Company, any Member or such other Person, could be undertaken by such Person.

Each Member understands and acknowledges that the conduct of the business of the Company may involve business dealings with such other businesses or undertakings of a Member or its Affiliates. The creation of the Company and the assumption by each Member of its duties hereunder shall be without prejudice to the respective rights (or the rights of its Affiliates) to maintain such other interests and activities and to receive and enjoy profits or compensation therefrom, and each Member hereby waives any rights it might otherwise have to share or participate in such other interests or activities of any other Member or such Member’s Affiliates.

Section 7.3 Duties to Other Members. The Members understand and acknowledge that each Member and the Manager may have contractual and statutory fiduciary and other duties to various direct and/or indirect investors in such Member and/or Manager, and further acknowledge and agree that the duties which the Member and the Manager have to each other are expressly subject to such other duties; provided, however, that each Member and the Manager shall at all times endeavor to conduct its affairs and make decisions in good faith and in a manner which does not treat any Member differently from any other Member except as is otherwise provided for or permitted by Article 5 of this Agreement.

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ARTICLE 8

MEMBERS’ SPECIAL LIABILITY

Section 8.1 Members’ Special Liability.

A. Each Member agrees that it will not interfere or attempt to interfere (and will cause its Affiliates, and all Persons claiming by or through any of them, not to interfere) directly or indirectly with (x) the conduct of the business of the Company by the Manager or the right of the Manager to control and manage the Company, the Company’s business and the Property, or the taking or failure to take any action by the Manager under this Agreement, (y) any action taken under or other matter as to the Subordinate Loan or under the Option Agreement which action or other matter is otherwise permitted under the terms and provisions of said Subordinate Loan or Option Agreement.

B. The following, the “Specified Liability Provisions,” are matters for which a Member shall have individual liability for, as the context requires, breach of, or liability for, but subject in any event to Section 8.2, and each Member acknowledges and agrees that it shall be such Member’s fiduciary duty to all the other Members not to engage in any of the following:

(i) the commencement, institution or instigation of, or the joining in the prosecution of, or participation in, any claim, suit or legal proceeding, directly or indirectly, by a Member or any of its Affiliates as to any other business activity of and as to the Company, by the Manager or any of its Affiliates, which claim, suit or proceeding makes any claim inconsistent with the powers or rights of the Manager and its Affiliates under this Agreement;

(ii) any loss or liability arising from breach of any of its representations and warranties contained in Section 1.10;

(iii) the commencement or institution of, or the joining in the prosecution of, or participation in, any claims, suits or other legal proceedings, directly or indirectly, by a Member or any of its Affiliates (any of the above being referred to in this clause (iii) as a “Proceeding”) which requests either an injunction, delay or other relief to prevent, delay or otherwise interfere with the Company from entering into or completing any financing or refinancing or the encumbrance or the sale, transfer or other disposition of any Property of the Company or of engaging in any other transaction or activity authorized by the Manager on behalf of the Company, or with any Transfer by any Beacon Member permitted by Article 10 of this Agreement (a “Delay”), or the making by a Member or any of its Affiliates of any threat or allegation to any other party to, or otherwise involved in, any such transaction to the effect that any such transaction is not permitted to be taken by the Manager on behalf of the Company under this Agreement or that such Member or Affiliate will involve any third party in litigation or in any other proceedings of any nature whatsoever because such transaction is not so permitted, except that it shall not be a breach of this clause (iii) as to the commencement or institution of a proceeding alleging the bad faith or willful malfeasance of the Manager or a Member or a breach of Section 10.7, but it shall be a breach for purposes of this clause (iii) unless the Member commencing or instituting any such a proceeding is both the prevailing party therein on any of the material matters alleged in such Proceeding and as to the material matter on which such Member prevailed the relief granted includes either an injunction, delay or other relief to prevent, delay or prohibit or modify in a material way the relevant proposed matter as to which the Proceeding was initiated or an order is entered requiring compliance with Section 10.7 of this Agreement where it had been alleged that there had been a failure to so comply and the court found that there had been such a failure to comply;

(iv) breach by a Member of the provisions of Article X or of Section 12.4;

(v) costs and expenses recoverable under Section 12.13; and

(vi) failure by a Member to make any payments required to be made to the Company pursuant to the Indemnity Agreement after notice thereof from the Company and a lapse of thirty (30) days after such notice is given.

Section 8.2 Certain Limitations on Specified Liability Provisions Liability.

A. Except as to any liability under Section 8.1.A and under clauses (i), (iii) and (vi) of Section 8.1.B, the liability of any Member under any Specified Liability Provision shall be for any direct damages suffered by any other Member or the Company as a result of the matter specified in Section 8.1, and shall in no event include, and, other than as to liability under Section 8.1.A and under clauses (i) and (iii) of Section 8.1.B, each Member hereby waives any rights to, any consequential or other damages, other than direct damages, as to any such matter included as a Specified Liability Provision.

Each Member acknowledges and agrees that in the event it breaches clause (i), (iii) or (vi) of Section 8.1.B and such breach interferes with or delays any prospective financing or refinancing by the Company or a sale of the Property or a Transfer of all or any portion of any Beacon Member’s Interest and/or the Interest of any Affiliate of TTF in the Company, each other Member shall be entitled not only to direct damages but also to any consequential, special or other damages. In particular, in the event of any such prospective financing, refinancing, sale or a Transfer described immediately above affected by the breach of a Member, or by any of its Affiliates or any other Person claiming by through or under any such Member, of Section 8.1.A or under either clause (i) or (iii) of Section 8.1.B, consequential damages to which TTF and the Subordinate Lender, if it acquires Interests in the Company pursuant to the Option Agreement, and any other Beacon Member shall be entitled to include, without limitation, payment of such amounts, as consequential damages, as would allow such Person to obtain a so-called “internal rate of return” on such Person’s investment which is no less than the internal rate of return which each such Person would have earned had any such proposed transaction affected by any such breach been consummated, due regard being given to the amount and timing of any later completed transaction and any tax differential treatment between any damages and the proceeds of a proposed transaction.

B. Subject to the provisions of Section 8.2.A, nothing contained above in this Article 8 or elsewhere in this Agreement shall be construed as limiting the liability of any Member with respect to obligations incurred from and after the date hereof by such Member or any liability of any such Member to the Company or any other Member: (1) under or as to any Specified Liability Provisions; or (2) for any liability or loss resulting from any act or failure to act arising out of, or in connection with fraud, willful misconduct or misappropriation of such Member.

Section 8.3 Additional Remedies. In the event of the breach or failure by (a) any Member or any of its Affiliates or any other Person claiming by through or under any such Member of either Section 8.1.A or clause (i) or (iii) of Section 8.1.B, such Member and every other Member which is an Affiliate of such breaching Member (collectively, when applicable, the “Defaulting Members”), or (b) in the event of a breach by any Member of clause (vi) of Section 8.1.B, all of the Members other than any Beacon Members (collectively, in any applicable situation, the “Defaulting Members”): (x) at the Manager’s option, in its sole discretion, upon written demand from the Manager, each Defaulting Member shall escrow with the Company the amount of any such Defaulting Member’s guaranty of any indebtedness of the Company (including, without limitation, any indebtedness owed to a Member or any Affiliate or a Member), and (y) each of TTF and Beacon shall have the right to purchase the Interest of any such Defaulting Member for an amount equal to the amount such Defaulting Member whose Interest is being purchased pursuant to this clause (y) would have received if the Property were sold for ninety two and one-half percent (92.5%) of its fair market value, with the agreed fair market value being equal to the net operating income of the Property for the last Full Fiscal Year prior to such breach, reduced by an amount equal to the amortization over five (5) years of the reasonably anticipated tenant improvements and leasing commissions to be incurred over the five (5) Fiscal Years following such last full Fiscal Year, with a 12% per annum return over such period of amortization, said difference then capitalized at nine percent (9%). Each of the aforesaid remedies, and any other remedies that may be available under this Agreement or at law or equity in the event of a breach by a Member of the provisions of Section 8.1, shall be non-exclusive and may be exercised consecutively and/or concurrently and in any order.

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ARTICLE 9

TAX MATTERS

Section 9.1 Preparation of Tax Returns. The Manager shall arrange for the preparation and timely (including valid extensions) filing of all similar federal, state and local income tax returns and shall use all reasonable efforts to furnish, within ninety (90) days of the close of each taxable year, the tax information required to be furnished to the Members for federal, state and local income tax reporting purposes. The Manager shall use reasonable efforts prior to filing to allow the Akridge Representative ten (10) days in which to review and comment on any such income tax returns, but such right shall not include any approval thereof, and the Manager shall have no obligation to make any changes or other modifications that may be requested by the Akridge Representative other than compliance with the provisions of Article 6.

Section 9.2 Tax Elections. The Manager shall determine all elections to be made by the Company pursuant to the Code, except that the Manager shall not make any election which would adversely affect either of the Members or cause the Company to be taxed as a corporation under the Code or under any state or local income tax law, and in any event the Manager shall make the election agreed upon pursuant to the last sentence of clause (1) of Section 6.2.C. Except as otherwise provided in this Agreement, the Manager shall have the right to seek to revoke any tax election it makes (including, without limitation, the election under Section 754 of the Code) upon the Manager’s determination that such revocation is in the best interests of the Members.

Section 9.3 Tax Matters Partner.

A. The Manager shall be the “Tax Matters Partner” of the Company for federal income tax purposes. Pursuant to Section 6230(e) of the Code, upon receipt of notice from the IRS of the beginning of an administrative proceeding with respect to the Company, the Tax Matters Partner shall furnish the IRS with the name, address, taxpayer identification number, and profit interest of each of the Members and the Assignees; provided, however, that such information is provided to the Company by the Members and the Assignees. Notwithstanding anything herein to the contrary, the Tax Matters Partner shall, upon receipt of notice from the IRS, give notice of an administrative proceeding with respect to the Company to all Members in accordance with, and as if such Members were each a “notice partner” pursuant to, Section 6231(a)(8) of the Code.

B. The Tax Matters Member shall represent the Company, at the Company’s expense, in connection with all examinations of the Company’s affairs by tax authorities including any resulting administrative or judicial proceedings. Without limiting the generality of the foregoing, the Tax Matters Member is authorized, but not required:

(1) to enter into any settlement with the IRS with respect to any administrative or judicial proceedings for the adjustment of Company items required to be taken into account by a Member for income tax purposes (such administrative proceedings being referred to as a “tax audit” and such judicial proceedings being referred to as “judicial review”), and in the settlement agreement the tax matters partner may expressly state that such agreement shall bind all Members, except that such settlement agreement shall not bind any Member (i) who (within the time prescribed pursuant to the Code and Treasury Regulations) files a statement with the IRS providing that the Tax Matters Member shall not have the authority to enter into a settlement agreement on behalf of such Member; or (ii) who is a “notice partner” (as defined in Section 6231(a)(8) of the Code) or a member of a “notice group” (as defined in Section 6223(b)(2) of the Code);

(2) in the event that a notice of a final administrative adjustment at the Company level of any item required to be taken into account by a Member for tax purposes (a “Final Adjustment”) is mailed to the tax matters partner, to seek judicial review of such final adjustment, including the filing of a petition for readjustment with the Tax Court or the filing of a complaint for refund with the United States Claims Court or the District Court of the United States for the district in which the Company’s principal place of business is located;

(3) to intervene in any action brought by any other Member for judicial review of a final adjustment;

(4) to file a request for an administrative adjustment with the IRS and, if any part of such request is not allowed by the IRS, to file an appropriate pleading (petition or complaint) for judicial review with respect to such request;

(5) to enter into an agreement with the IRS to extend the period for assessing any tax which is attributable to any item required to be taken account of by a Member for tax purposes, or an item affected by such item; and

(6) to take any other action on behalf of the Members or the Company in connection with any tax audit or judicial review proceeding to the extent permitted by applicable law or regulations.

The Tax Matters Member shall be entitled to incur such expenses as are reasonably necessary in fulfilling its role as Tax Matters Member. The provisions relating to indemnification of the Manager set forth in Section 3.6 of this Agreement shall be fully applicable to the Tax Matters Member in its capacity as such.

C. The Tax Matters Member shall receive no compensation for its services. The Company shall indemnify and reimburse the Tax Matters Member for all third party costs and expenses (including legal and accounting fees) reasonably incurred as Tax Matters Member in performing its duties pursuant to this Article 9 and in connection with any administrative or judicial proceeding with respect to any matter which is a “partnership tax item” under the Code. The payment of all such expenses shall be made before any distributions are made to the Members. Nothing herein shall be construed to restrict the Company from engaging an accounting, legal and/or other firm to assist the Tax Matters Member in discharging its duties hereunder, so long as the compensation paid by the Company for such services is reasonable.

D. The Tax Matters Member shall use its best efforts to keep each Member informed of any administrative and judicial proceedings for the adjustment at the Company level of any item required to be taken into account by a Member for income tax purposes or any extension of the period of limitations for making assessments of any tax against a Member with respect to any Company item, or of any agreement with the Internal Revenue Service that would result in any material change either in income or loss as previously reported.

E. Any Member that receives a notice of an administrative proceeding under Code Section 6233 relating to the Company shall promptly notify the Tax Matters Member of the treatment of any Company item on such Member’s federal income tax return that is or may be inconsistent with the treatment of that item on the Company’s return. Any Member that enters into a settlement agreement with the Secretary of the Treasury with respect to any Company item shall notify the Tax Matters Member of such agreement and its terms within 60 days after its date.

ARTICLE 10

TRANSFERS AND WITHDRAWALS; RIGHT OF FIRST OFFER

Section 10.1 Transfer.

A. The term “Transfer,” when used in this Agreement with respect to any Interest in the Company, shall mean (i) a transaction in which a Member assigns, absolutely, conditionally, as security or otherwise, all or any part of its Interest (legal and/or beneficial) to another Person, and includes any sale, assignment, gift, pledge, mortgage, exchange, hypothecation, encumbrance or other disposition, including any such matter occurring by operation of law (such as, but not limited to, a statutory merger) or otherwise, and (ii) any of the transactions described in clause (i) above as to any interest in any upper tier Entity which, directly or indirectly, holds an equity interest in a Member.

B. No Interest shall be Transferred, in whole or in part, except in accordance with the terms and conditions of this Agreement. Any Transfer or purported Transfer of an Interest not made in accordance with this Article 10 shall be null and void.

Section 10.2 Members’ Rights to Transfer.

A. Subject to the provisions of Section 10.2.E and Section 10.3, a Member may not Transfer all or any part of its Interest without the consent of the Manager except as follows:

(i)	a Transfer to an Entity which directly or indirectly wholly owns and controls such Member (a “Member Parent”) or which directly or indirectly is wholly owned and controlled by such Member;

(ii)	as part of a merger, consolidation or similar transaction involving a substantial portion of the assets owned by a Member Parent, or Transfers of or the issuance of interests or shares in a Member Parent;

(iii)	Transfers of interests in a Member which is an Entity so long as there is no change in control of the Entity and so long as Persons presently holding, directly or indirectly, 51% of the interests in such Entity continue to own at least 51%.

(iv)	to the transferee’s Immediate Family or to a trust or other gift or estate planning vehicle whose sole beneficiaries are the Member and such Member’s Immediate Family; or

(v)	upon the death of a person, but only to the estate of such person.

B. Subject to the provisions of Section 10.2.E and Section 10.3, in addition to the provisions of Section 10.2.A, any Beacon Member may Transfer all or any part of its Interest without the consent of the Members as follows:

(i)	to an Entity which is directly or indirectly wholly owned and controlled by TTF or Beacon, or

(ii)	to any Person provided that such Person has sufficient net worth to reasonably support the obligations of the transferring Beacon Member under this Agreement.

In addition, any Beacon Member may Transfer all or any part of its Interest to any Person with the consent of the holders of a majority of the Percentage Interests in the Company not held by the Beacon Members. Furthermore, notwithstanding anything in this Article 10 to the contrary, the provisions of this Article 10, and the term Transfer, shall not include the transfers of or issuance of membership interests in a Beacon Member, limited partner interests in Beacon or in Beacon Capital Strategic Partners II, L.P., or shares in BCSP.

C. The Manager may prohibit any Transfer of an Interest by a Member if, in the opinion of legal counsel to the Company, such transfer would require filing of a registration statement under the Securities Act or would otherwise violate any federal or state securities laws or regulations applicable to the Company, or would cause a breach or default under any agreement or other instrument which the Company is a party to or which the Company or any of the Property is subject to.

D. No Transfer of any Interest may be made to a lender to the Company or any Person who is related (within the meaning of Section 1.752-4(b) of the Treasury Regulations) to any lender to the Company whose loan constitutes a Nonrecourse Liability, without in any such instance the written approval of the Manager made with the actual knowledge of the Manager that such relationship exists.

E. Except for Transfers permitted by Section 10.2.B, notwithstanding anything in this Agreement to the contrary, including, without limitation, Transfers otherwise permitted by Section’s 10.2.A, no Transfer of any direct or indirect Interest or of any direct or indirect interest in a Member which is an Entity may be made if (i) such Transfer would be included in making calculations of transfers under the District of Columbia Economic Interests Reporting Act, and (ii) if such Transfer occurs or would occur prior to twelve months and one day after the later to occur of the rights of the Subordinate Lender under the Option Agreement having expired unexercised or the closing of the exercise of the last of such rights which can be exercised by the Subordinate Lender. If any Transfer is made of a direct or indirect Interest or of any direct or indirect interest in a Member in violation of the provisions of this Section 10.2E and as a result thereof, after taking into account any Transfers resulting from the exercise of the rights of the Subordinate Lender under the Option Agreement and any Capital Contributions made pursuant thereto and pursuant to Section 2.3.A(iii), whether made before or after any such initially described Transfer, a transfer tax is payable pursuant to the District of Columbia Economic Interests Reporting Act, then the Member which made any such prohibited Transfer or which had a direct or indirect interest in it Transferred in violation of the provisions of this Section 10.2E shall be liable for any transfer tax payable as a consequence thereof.

Section 10.3 General Restrictions on and Conditions to All Transfers.

A. Every Transfer of an Interest permitted by this Article 10 and every Transfer of an interest in any Entity which directly or indirectly holds an Interest in the Company which is permitted by this Article 10, shall nevertheless be subject to the following:

(i)	No Transfer of any Interest may be made if such Transfer would cause or result in a breach of any agreement binding upon the Company or to which any of its property is subject, or of any then applicable rules and regulations of any governmental authority having jurisdiction over the Company or such Transfer;

(ii)	Other than a Transfer pursuant to a merger or other statutory scheme under which, by operation of law, the surviving Entity succeeds to, and is deemed to have assumed, the obligations of the other Entity involved in such a Transaction, in the event of any Transfer of an Interest there shall be filed with the Company a duly executed and acknowledged counterpart of the instrument effecting such Transfer. In addition, in the event of any such Transfer, the transferee shall enter into a valid and binding agreement with the

Company and each of its Members the effect of which will be that the Interest so Transferred shall continue to remain subject to the provisions of this Agreement with the same force and effect as if such transferee had originally been a party hereto as to the interest so Transferred. Each transferee shall also execute such additional instruments as shall be reasonably required by the Manager. The Company need not recognize any Transfer for any purpose unless, and until, the foregoing provisions of this clause (iii) have been fully satisfied; and the Company shall have no obligation to admit a transferee as substitute Member except as expressly required by this Agreement;

(iii)	No Transfer of an Interest (by conveyance, operation of law or otherwise) shall be effective to convey the subject matter thereof until the transferee executes all necessary certificates or other documents and performs all acts required in accordance with the laws of the State of Delaware and any other states in which the Company is then doing business and executes any and all documents as shall be required from time to time by the rules and regulations of any regulatory body or commission having jurisdiction over the Company or its properties, to the full extent that the same may be necessary to constitute such transferee a substitute Member;

(iv)	Notwithstanding and in addition to all other provisions of this Agreement, including this Article 10, no Transfer of an Interest will be or remain a permitted Transfer, or be permitted pursuant to this Article 10, unless all of the following additional conditions are satisfied: (i) the Transferee is a single, legally existing Person owning the entire Interest transferred, or (ii) in the case of any Transferee that is an Entity, there will always be one or more officers, partners or trustees who are each designated by the owner of such Member’s Interest as the parties who can each, at all times, legally and validly act on behalf of and legally bind the Entity which owns such Interest who are expressly so designated and so authorized to act on all matters under this Agreement or otherwise on behalf of said Entity which owns such Interest;

(v)	Notwithstanding anything contained herein to the contrary, no Interest as a Member of the Company shall be transferred if,

by reason of such Transfer, the classification of the Company as a partnership for federal income tax purposes would be adversely affected or jeopardized, or if such Transfer would have any other substantial adverse effect for federal income tax purposes, all as determined by the Manager; provided, however, if a Transfer is precluded by this clause (v) all or portions of such Transfer shall be permitted at the earliest possible time that such Transfer will not result in any such adverse federal income tax effect; and

(vi)	Notwithstanding any provisions hereof to the contrary, no Transfer shall be made pursuant to this Article 10 to any foreign Person unless and until the transferee agrees in writing in advance of the Transfer that (a) the transferee and the Company shall comply with all applicable Federal, state and local laws pertaining to the acquisition, ownership or disposition of United States real property (or of directly or indirectly held interests therein) by any foreign Person and with all Federal, state and local laws of similar import pertaining to foreign Persons; (b) the Company may comply with any and all income and other withholding obligations that may be imposed on the Company without regard to other provisions of this Agreement that may otherwise govern the transferee’s right to its share of Company income and loss and to receive distributions from the Company; and (c) the transferee shall indemnify and hold the Company and the non-transferring Members harmless from and against any and all expense or liability that is or may be imposed on the Company or the non-transferring Members attributable to or arising out of such Transfer because of such status of the transferee. Any agreement of a transferee Member required by this clause (vi) shall be in such form and shall contain such additional provisions as the non-transferring Member, in the exercise of its reasonable discretion, shall request as a condition precedent to such Transfer.

(vii)	Notwithstanding anything to the contrary contained in this Agreement, without the consent of the Manager, in no event shall any Member Transfer all or any portion of its Interest or any economic interest or other right in all or any portion of its Interest to (i) any “Qualified Organization” within the meaning of Section 514(c)(9)(C) of the Code (a “Qualified Organization”) or (ii) to any entity in which a Qualified

Organization has at the time of such Transfer a direct (or, to the transferring Member’s actual knowledge, indirect) beneficial interest if such entity is treated as a partnership or otherwise as a “pass-through entity” for federal income tax purposes if such Qualified Organization may receive a direct or indirect allocation that could cause the Company not to meet the requirements of Section 514(c)(9)(E) of the Code (including, without limitation, by reason of Section 514(c)(9)(D) of the Code) and the Treasury Regulations thereunder. The Manager shall have the right to request, from time to time, that the other Members confirm in writing their continued compliance with this clause (vii).

(viii)	If the Company is required to pay any fee, cost or other payment to any third party lender to the Company as a result of any Transfer by a Member of all or any portion of its Interest or of any direct or indirect Interest in any such Member which is an Entity, then such Member shall reimburse the Company for any such payment.

B. A Transfer of an Interest in the Company to a Permitted Transferee under this Article 10 shall nonetheless be subject to such Transferee assuming its proportionate share of the obligations of the Member which is making such Transfer. Any Person who acquires in any manner whatsoever an Interest (or any part thereof) in the Company, whether or not such Person has accepted and assumed in writing the terms and provisions of this Agreement or been admitted into the Company as a Member as provided in Section 10.4, shall be deemed, by acceptance of the acquisition of any such Interest, to have agreed to be subject to and bound by, and shall be deemed to have assumed all of the obligations of this Agreement with respect to such Interest and shall be subject to the provisions of this Agreement with respect to any subsequent Transfer of such Interest.

C. Upon the admission or withdrawal of a Member (whether by reason of a Transfer or otherwise), this Agreement and the Certificate, to the extent required under the LLC Act, shall be amended appropriately to reflect the then existing names and addresses of the Members and other appropriate and necessary information.

D. Any Transfer in contravention of any of the provisions of this Agreement shall be null and void and ineffective to Transfer any Interest, and shall not bind, or be recognized by, or on the books of, the Company.

E. In the event any Member shall at any time Transfer an Interest in the Company in contravention of any of the provisions of this Agreement, then the Company and each other Member, in addition to the rights above and all other rights and remedies at law and equity, shall be entitled to a decree or order restraining and enjoining such transaction, and the offending Member shall not plead in defense thereto that there would be an adequate remedy at law; it being expressly hereby acknowledged and agreed that damages at law would be an inadequate remedy for a breach or threatened breach of the violation of the provisions concerning such transactions set forth in this Agreement.

F. The death, legal disability, bankruptcy or dissolution of a Member or the Transfer by any Member of all or any part of its Interest in the Company (whether or not in compliance with the terms of this Agreement) shall not dissolve the Company.

Section 10.4 Substitute Members.

A. Any Person to whom an Interest is Transferred pursuant to Section 10.2 and in compliance with Section 10.3, other than a Transfer under Section 10.2.A(iii), shall become a Substitute Member, and such substitution shall be a condition to any such otherwise permitted Transfer.

B. A transferee who has been admitted as a Substitute Member in accordance with this Article 10 shall have all the rights and powers and be subject to all the restrictions and liabilities of a Member under this Agreement.

C. Upon the admission of a Substituted Member, this Agreement shall be appropriately amended to reflect the name, address, and Percentage Interest of such Substitute Member and to eliminate or adjust, if necessary, the name, address and interest of the predecessor of such Substitute Member. Substitute Members shall be added only on the first day a fiscal quarter unless the Manager, in its sole discretion, otherwise agrees.

Section 10.5 General Provisions.

A. No Member may withdraw from the Company other than as a result of a permitted Transfer of all of such Member’s Company Interest in accordance with this Article 10.

B. Any Member who shall Transfer all of its Interest in the Company pursuant to this Article 10 shall cease to be a Member upon the admission of the assignee(s) of such Interest as a Substitute Member(s).

C. If any Interest is transferred or assigned during any portion of a Fiscal Year in compliance with the provisions of this Article 10 on any day other than the first day of a Fiscal Year, then Profits and Losses, each item thereof and all other items attributable to such interest for such Fiscal Year shall be divided and allocated between the transferor Member and the transferee Member or assignee by taking into account their varying interests during the Fiscal Year on such basis as the Manager may elect, provided that all Profits and Losses and items thereof and all other allocations attributable to a Capital Transaction shall be allocated to whichever of the transferor or the transferee is entitled to any distributions from such Capital Transaction, all of the above only if and to the extent such is permitted under the Code. All distributions of Operating Cash Flow attributable to such Interest before the date of such Transfer shall be made to the transferor Member, and all distributions of Operating Cash Flow thereafter attributable to such Interest shall be made to the transferee. Any distribution of Capital Transaction Proceeds shall be made based upon who was the Member when the Capital Transaction occurred.

Section 10.6 Acquisition of Interest by Subordinate Lender.

The Members acknowledge that the Subordinate Lender has the right to acquire an Interest as a Member in the Company pursuant to certain agreements between the Company and the Subordinate Lender, and they further acknowledge that the Members shall have no rights of any nature whatsoever as would restrict, limit or might otherwise affect the right of the Subordinate Lender to effectuate its rights under the aforesaid agreements. Without limiting the provisions of clause (iii) of the second paragraph of Section 12.11, each Member agrees to execute such documents as may be reasonably requested to enable the Subordinate Lender to consummate the exercise by it of the aforesaid right and option. No other provisions of this Article 10 are applicable to, or shall limit or otherwise affect, the Subordinate Lender’s rights and option under the aforesaid agreements to become a Member in the Company.

Section 10.7 Right of First Offer.

Prior to the solicitation of third party offers or the written acceptance of an unsolicited third party offer for sale of the Property by the Company in a transaction that would be a taxable disposition under the Code, the Manager shall first notify the Akridge Representative in writing, of the price (the “Specified Selling Price”) for the Property, provided that the provisions of Section 10.7 need not be complied with if at the time they would otherwise be applicable TTF and/or Beacon are exercising their rights under Section 8.3 against Members whose aggregate Percentage Interests are more than 33 1/3% of the aggregate Percentage Interests of all of the Original Partners or if at such time there has been failure to make any payments required to be made to the Company pursuant to the Indemnity Agreement after notice thereof from the Company and there has been a lapse of thirty (30) days since such notice was given. The Original Partners (among themselves in whatever proportions as they may determine) shall then have the right to purchase the Property at the Specified Selling Price set forth in the Manager’s notice or to purchase the Interests of TTF and all of (but not less than all of) the other Beacon Members in the Company (the “Beacon Interests”), such right to be exercised, if exercised at all, by written notice from the Akridge Representative to the Manager given within thirty (30) days (the “Election Period”) after the notice from the Manager given pursuant to above. Any such notice shall also include an election as to whether the purchase is of the Property or of the Beacon Interests. If no such designation is made, it shall be deemed that the Original Partners have elected to purchase the Beacon Interests. If the Original Partners exercise their rights under this paragraph, then the notice of such election shall be accompanied by, and shall be valid only if accompanied by, a non-refundable $2,000,000 cash deposit paid to an escrow agent designated by the Manager; such deposit shall be held by the escrow agent in an interest bearing account. If notice is not timely given or is not accompanied by the requisite deposit, the Original Partners shall be deemed to have elected not to purchase the Property. If the Original Partners purchase the Property or the Beacon Interests, as the case may be, the $2,000,000 shall be a credit against the purchase price.

During the Election Period, the Manager shall make the books and records of the Company available to the Original Partners and shall allow access to the Property during normal business hours for customary inspections by prospective purchasers of real property, subject, however, to delivery of confidentiality agreements and indemnities as to access comparable to those contained in the Master Transaction Agreement.

Any purchase of the Property or the Beacon Interests by the Original Partners under this Section 10.7 shall be consummated within sixty (60) days after the notice from the Original Partners of their election to purchase the Property or the Beacon Interests, as the case may be, shall be for all cash and shall require the repayment of all mortgage loans on the Property, including, without limitation, the Subordinate Loan, provided, however, if any third party loan is assumable or, as the case may be, is not callable or it is not a default thereunder as a result of the consummation of the purchase of the Beacon Interests, such loan may be assumed or, as the case may be, remain outstanding if such is not callable or a default or appropriate consent is received, provided that all fees and other costs and expenses for such assumption shall be paid by the purchasing Original Partners, and TTF, any other Beacon Member, Beacon and any of their Affiliates which have provided any guarantees or indemnities in connection with any such loan shall be released therefrom.

In the event the Beacon Interests are to be purchased, the purchase price for the Beacon Interests shall be the amount the Beacon Members owning the Beacon Interests would receive (and as among the Beacon Members, in the amount each such Beacon Member would receive) if the Property were sold for the Specified Selling Price, all indebtedness of the Company were discharged, all other assets of the Company other than cash and cash equivalents were sold for their respective Book Values and the Company then liquidated. If any then existing third party indebtedness of the Company remains outstanding after a purchase of the Beacon Interests, then the principal amount thereof on the Closing of any such purchase shall be deducted in determining the aforesaid purchase price. In determining the amount pursuant to clause (i) of the first sentence of this paragraph, it shall be assumed that no amount would be payable by the Company upon a sale of the Property on account of the D.C. Franchise Tax if none would have been payable upon a sale of the Property by the Company based on the Company liquidating at the time of a sale (and thus the gain being passed out to the Members of the Company, if such is then permissible or required under applicable law), and after deducting one-half of the then applicable real estate transfer tax if none is incurred in the actual transaction or if and to the extent the Beacon Members do not bear such tax.

For purposes of determining the amount due under the Subordinate Loan under the immediately preceding two paragraphs, it shall be deemed that the Property is sold for the Specified Selling Price.

If the Original Partners do not exercise, or are deemed not to have exercised, their right of purchase pursuant to the preceding provisions of this Section 10.7, the Manager shall thereafter be entitled to cause the Company to sell the Property, provided that any such sale is closed within two hundred and seventy (270) days after the expiration of the Election Period at a price which is not less than ninety-two and one-half percent (92.5%) of the Specified Selling Price. In the event the Property is not sold to a third party within the aforesaid two hundred and seventy (270) days period for the minimum price determined pursuant to this paragraph, then if the Manager thereafter desires to sell the Property or thereafter receives an unsolicited offer for the Property, the Manager shall be required to reinstate the aforesaid provisions of this Section 10.7.

In the event the Original Partners elect to purchase the Property or the Beacon Interests but fail to complete the purchase for any reason other than the Manager’s failure to cause the Company to convey the Property or any Beacon Member’s failure to convey its Interest or the failure to give the requisite representations and warranties provided for above, the aforesaid $2,000,000 deposit shall be retained by the Beacon Members as liquidated damages (as payments between Members and not as Company revenue or expenditure) and the Manager shall thereafter be free to cause the Company to sell the Property at any time and for any price and the provisions of this Section 10.7 shall thereafter be null and void and no longer applicable as to any future potential sale of the Property. The remedies under this paragraph shall be the sole and exclusive remedies in the event the Original Partners elect to purchase the Property or to purchase the Beacon Interests but thereafter fail to close.

Any conveyance of the Property by the Company to or as directed by the purchasing Original Partners shall be by standard conveyance documents, “as is”, and without any representations and warranties by the Company or the Beacon Members except that, subject to the proviso below, the Beacon Members shall make real estate representations as to rent roll, leases and operating contracts (but not any other real estate related representations) which the Beacon Members’ parent customarily makes when it sells real estate and due authorization and similar entity representations of the selling Entity, except that all matters occurring or existing prior to the Closing Date under the Master Transaction Agreement shall be excluded from any such representations, provided, however, if at such time the John A. Akridge Company or any Affiliate thereof or any Affiliate of any Original Partner (an “Akridge PM Affiliate”) is the property manager or the subproperty manager, then no real estate representations of any nature shall be made by the Company or the Beacon Members. Any conveyance of the Beacon Interests in the Company if there is a purchase of the Beacon Interests shall be by an Assignment of Member Interest with representations and warranties by the assigning Beacon Member of its authority to so convey and its ownership of the Interest being conveyed free and clear of all liens and other encumbrances other than those under this Agreement, as well as representations and warranties of the Beacon Members comparable to the Entity Representations contained in, and as such term is defined in, the Master Transaction Agreement for the period from the Closing Date until the closing of the purchase of the Beacon Interests. Any representations and warranties so provided shall have survival periods, floors and limits of liability and concepts of “deemed Buyer knowledge” which are the same as those set forth in the Master Transaction Agreement; as to “deemed Buyer knowledge”, the relevant individuals shall be such Persons as are agreed upon as between the Akridge Representative and the Manager, each acting reasonably, provided that in all events such individuals shall include the appropriate on-site manager, if any, or the person having a comparable off-site position, and the relevant senior supervisor of the Akridge PM Affiliate, if any. In all events, all representations and warranties shall exclude any matter in existence prior to the Closing Date under the Master Transaction Agreement and shall exclude all matters which were or are caused by any act or omission of any Original Partner or any Affiliate of any Original Partner Closing costs shall be apportioned as between, and normal prorations shall be made as between, the Company, as if it were a seller of real property, and the purchasing Original Partners in the customary manner for real estate transactions in the District of Columbia.

At the request of the Manager, upon a prospective sale of the Property, at any time from the initiation of the sale process therefor until the consummation of any sale, the Akridge Representative, on its own behalf and on behalf of all the other Original Partners, shall provide an Estoppel Certificate or other similar form of certification as to the compliance and satisfaction of the provisions of this Section 10.7, or if it believes such compliance has not occurred, stating the particulars of any non-compliance. Any such certification by the Akridge Representative shall be binding on all the Original Partners. If no such certification or statement of non-compliance is received within ten (10) Business Days after request therefor, then it shall be unrebuttably presumed that Section 10.7 has been complied with and such unrebuttable presumption shall be binding on all the Members, and any Person claiming by or through any Member.

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ARTICLE 11

DISSOLUTION, LIQUIDATION AND TERMINATION

Section 11.1 Dissolution. The Company shall not be dissolved by the admission of a Substitute Member or by the permitted withdrawal or any other matter as to a Member or the admission of a successor Manager in accordance with the terms of this Agreement. The Company shall dissolve, and its affairs shall be wound up, only upon the first to occur of any of the following (each a “Liquidating Event”):

A. an election to dissolve the Company made by the Manager with the unanimous consent of Members;

B. entry of a decree of judicial dissolution of the Company pursuant to the provisions of the LLC Act;

C. the sale of all or substantially all of the assets and properties of the Company, unless in connection therewith, and within 180 days thereof, there has been an exchange for other properties or assets; or

D. the Closing not have occurred for any reason by November 30, 2002. The filing of the Certificate of Merger with the Secretary of State of the State of Delaware on or before November 30, 2002 shall be conclusive evidence that the Closing timely occurred and that this Clause D is no longer a Liquidation Event.

Section 11.2 Winding Up.

A. Upon the occurrence of a Liquidating Event, the Company shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors and Members. No Member shall take any action that is inconsistent with, or not necessary to or appropriate for, the winding up of the Company’s business and affairs. The Manager or, in the event there is no remaining Manager, any Person elected by Members holding a majority of the Percentage Interests in the Company (the Manager or such other Person being referred to herein as the “Liquidator”), shall be responsible for overseeing the winding up and dissolution of the Company and shall take full account of the Company’s liabilities and property and the Company property shall be liquidated as promptly as is consistent with obtaining the fair value thereof, and the proceeds therefrom (the “Terminating Capital Transaction Proceeds”) shall be applied and distributed in the following order:

(1) First, to the payment and discharge of all of the Company’s debts and liabilities to creditors other than the Members (Affiliates of the Members shall not be considered “Members” for these purposes);

(2) Second, to the payment and discharge of all of the Company’s debts and liabilities to the Members, pro-rata among them; and

(3) Third, but subject to Paragraph D. below, the balance, if any, to the Members in accordance with and in proportion to their positive Capital Account balances, as determined after giving effect to all contributions, distributions and allocations for all periods.

A reasonable time shall be allowed for the orderly winding-up of the business and affairs of the Company and the liquidation of its assets pursuant to the other provisions of this Section 11.2 in order to minimize any losses otherwise attendant upon such winding-up, and the provisions of this Agreement shall remain in effect between the Members during the period of liquidation.

B. Notwithstanding the provisions of Section 11.2.A hereof which require liquidation of the assets of the Company, but subject to the order of priorities set forth therein, if prior to or upon dissolution of the Company the Liquidator determines that an immediate sale of part or all of the Company’s assets would be impractical or would cause undue loss to the Members, the Liquidator may, in its sole and absolute discretion, defer for a reasonable time the liquidation of any assets except those necessary to satisfy liabilities of the Company (including to those Members and their Affiliates as creditors) and/or distribute to the Members, in lieu of cash, as tenants in common and in accordance with the provisions of Section 11.2.A hereof, undivided interests in such Company assets as the Liquidator deems not suitable for liquidation. Any such distributions in kind shall be made only if, in the good faith judgment of the Liquidator, such distributions in kind are in the best interest of the Members, and shall be subject to such conditions relating to the disposition and management of such properties as the Liquidator deems reasonable and equitable and to any agreements governing the operation of such properties at such time. The Liquidator shall determine the fair market value of any property distributed in kind using such reasonable method of valuation as it may adopt.

C. In the event the Company is “liquidated” within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g), distributions shall be made pursuant to this Article 11 to the Members and assignees that have positive Capital Accounts in compliance with Treasury Regulations Section 1.704-1(b)(2)(ii)(b)(2)

to the extent of, and in proportion to, their positive Capital Account balances. If any Member has a deficit balance in its Capital Account (after giving effect to all contributions, distributions and allocations for all taxable years, including the year during which such liquidation occurs), such Member shall have no obligation to make any contribution to the capital of the Company with respect to such deficit, and such deficit shall not be considered a debt owed to the Company or to any other Person for any purpose whatsoever, provided that such withheld, or escrowed amount shall be distributed to the Members in the manner and order of priority set forth in Section 11.2.A. hereof as soon as practicable.

D. In the discretion of the Liquidator, a pro rata portion of the distributions that would otherwise be made to the Members pursuant to clause (3) of Section 11.2.A. may be:

(1) distributed to a trust established for the benefit of the Manager and Members for the purposes of liquidating Company assets, collecting amounts owed to the Company, and paying any contingent or unforeseen liabilities or obligations of the Company arising out of or in connection with the Company. The assets of any such trust shall be distributed to the Members from time to time, in the reasonable discretion of the Liquidator, in the same proportions as the amount distributed to such trust by the Company would otherwise have been distributed to the Members pursuant to this Agreement; and/or

(2) withheld or escrowed to provide a reasonable reserve for Company liabilities (contingent or otherwise) or to reflect the unrealized portion of any installment obligations owed to the Company, provided that such withheld or escrowed amounts shall be distributed to the Members by the Liquidator in the manner and order of priority set forth in Section 11.2.A as soon as practicable, as determined by the Liquidator in its reasonable judgment.

Section 11.3 Notice of Dissolution. In the event a Liquidating Event occurs or an event occurs that would, but for the provisions of an election or objection by one or more Members pursuant to Section 11.1, result in a dissolution of the Company, the Manager shall, within thirty (30) days thereafter, provide written notice thereof to each of the Members.

Section 11.4 Termination of Company and Cancellation of Certificate of the Company. Upon the completion of the liquidation of the Company’s assets, as provided in Section 11.2 hereof, the Company shall be terminated, a certificate of cancellation shall be filed, and all qualifications of the Company as a foreign limited liability company in jurisdictions other than the State of Delaware shall be canceled and such other actions as may be necessary to terminate the Company shall be taken.

Section 11.5 Deemed Distribution and Recontribution. Notwithstanding any other provision of this Article 11, in the event that the Company is liquidated within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g), but no Liquidating Event has occurred, the Company’s property shall not be liquidated, the Company’s liabilities shall not be paid or discharged and the Company’s affairs shall not be wound up.

Section 11.6 Liability of Liquidator. The Liquidator shall be indemnified and held harmless by the Company from and against any and all claims, liabilities, costs, damages, and causes of action of any nature whatsoever arising out of or incidental to the Liquidator’s taking of any action authorized under or within the scope of this Agreement; provided, however, that the Liquidator shall not be entitled to indemnification, and shall not be held harmless, where the claim, demand, liability, cost, damage or cause of action at issue arises out of (i) a matter entirely unrelated to the Liquidator’s action or conduct pursuant to the provisions of this Agreement or (ii) the willful malfeasance, bad faith, dishonesty or fraud of the Liquidator.

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ARTICLE 12

GENERAL PROVISIONS

Section 12.1 Addresses and Notice; Time Computation.

A. All notices, elections, offers, acceptances, demands, consents, reports and other communications (collectively, “Notices”) given hereunder shall be in writing and shall be given to the Company, the Members or the other Members at the address set forth below or at such other address as the Company or either of the Members may hereafter designate by like notice.

If to TTF, to:	c/o Beacon Capital Partners, LLC
One Federal Street, 26th Floor
Boston, MA 02110
Attn: William Bonn, General Counsel
Telecopier No: (617) 457-0499

c/o Beacon Capital Partners, LLC
One Federal Street, 26th Floor
Boston, MA 02110
Attn: Jeffrey Brown
Telecopier No: (617) 457-0499

with a copy to:

Goulston & Storrs, P.C.
400 Atlantic Avenue
Boston, MA 02110-3333
Attn: Jordan Krasnow, Esq.
Telecopier No.: (617) 574-4112

If to any Member, at:	its address set forth in Exhibit A

B. Except as otherwise provided in the last sentence of this paragraph, all Notices or other communications shall be (i) mailed by United States registered or certified mail, return receipt requested, postage prepaid, deposited in a United States post office or a depository for the receipt of mail regularly maintained by the post office, (ii) sent by any reputable overnight courier service (with all fees prepaid), or (iii) sent by telecopier or telefax. All Notices shall be deemed to have been given (and to be effective) (a) on the third business day following the date of such mailing, or (b) if sent by courier, on the date of delivery, or the date tendered for delivery if on a Business Day during normal business hours, or (c) if sent by telecopier, on the date sent. Notices may also be delivered by hand, in which case they shall be deemed to have been given (and to be effective) on the date of delivery.

C. By giving to the other parties at least ten (10) Business Days’ prior written notice thereof, the parties hereto shall have the right from time to time and at any time during the term of this Agreement to change their respective addressees effective upon actual receipt (or tender otherwise valid and effective hereunder) by the other parties of such notice and each shall have the right to specify as its address any other address within the United States of America. A change in address of a Member shall not require an amendment of Exhibit A, and the official address of any Member shall be as shown on the books and records of the Company.

D. In computing any period of time under this Agreement, the day of the act, event or default from which the designated period of time begins to run shall not be included. The last day of the period so computed shall be included, unless it is not a Business Day, in which event the period shall run until the next Business Day.

Section 12.2 Titles and Captions. All article or section titles or captions in this Agreement are for convenience only. They shall not be deemed part of this Agreement and in no way define, limit, extend or describe the scope or intent of any provisions hereof. Except as specifically provided otherwise, references to “Articles” and “Sections” are to Articles and Sections of this Agreement.

Section 12.3 Pronouns and Plurals; Word Meanings. Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. The words such as “herein”, “hereinafter”, “hereof”, and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires. References to a paragraph shall only be to the grammatical paragraph referred to unless there is a specific paragraph and/or Section designated. The use in this Agreement of the word “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not nonlimiting language (such as “without limitation”, or “but not limited to”, or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter.

Section 12.4 Waiver of Partition and Certain Other Rights. Except as set forth in Article 8, no Member shall have the right to terminate this Agreement or dissolve the Company by its express will or by withdrawal without the consent of all the other Members. In addition, each Member agrees that irreparable damage would be done to the Company if any Member brought an action in court to dissolve the Company or partition or apportion the assets of the Company. Accordingly, each Member agrees that it shall not, either directly or indirectly, take any action to require dissolution, partition or appraisement of the Company or of any of the assets of the Company or attempt to withdraw from the Company, and notwithstanding any provisions of this Agreement to the contrary, each Member accepts the provisions of the Agreement as its sole entitlement as to withdrawal by a Member and as to the termination, dissolution and/or liquidation of the Company, and hereby irrevocably waives any and all right to withdraw from the Company or to maintain any action for dissolution or partition or to compel any sale or other liquidation with respect to its interest, in or with respect to, the Company or any properties of the Company; and each Member agrees that it will not petition a court for the dissolution, termination or liquidation of the Company.

Section 12.5 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors, legal representatives and permitted assigns.

Section 12.6 No Third Party Rights. The provisions of this Agreement are for the benefit of the Company and the Members and the Manager, and no other Person, including creditors of the Company or any other Person, shall have any right or claim against the Company, the Manager or any Member by reason of this Agreement or any provision hereof or be entitled to enforce any provision of this Agreement. Moreover, notwithstanding anything contained in this Agreement, including specifically, but without limitation, Article 2, no such creditor or other Person shall obtain any rights under this Agreement or shall, by reason of this Agreement, make any claim in respect of any debt, liability or obligation (or otherwise) against the Company, the Manager or any Member.

Section 12.7 Waivers. The failure of any Member to at any time enforce any of the provisions of this Agreement, or any agreement or instrument delivered herewith, or to give any notice of default thereunder, shall not be deemed or construed to be a waiver of any such provision, nor to in any way affect the validity of this Agreement, or any agreement or instrument delivered herewith, or any provision hereof or the right of either of the Members to thereafter enforce each and every provision of this Agreement, and each agreement and instrument delivered herewith. No waiver of any breach of any of the provisions of this Agreement, or any agreement or instrument delivered herewith, shall be effective unless set forth in a written instrument executed by the Member against which enforcement of such waiver is sought; and no waiver of any such breach shall be construed or deemed to be a waiver of any other or subsequent breach.

Section 12.8 Counterparts. This Agreement may be executed in counterparts, all of which together shall constitute one agreement binding on all of the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party hereto shall become bound by this Agreement immediately upon affixing its signature hereto.

Section 12.9 Applicable Law. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law. The Members hereby submit to personal jurisdiction in the State of Delaware for the enforcement of the provisions of this Agreement and waive any and all rights to object to such jurisdiction for purposes of litigation to enforce or interpret, or as to a dispute under or as to, this Agreement. The Members hereby consent to the jurisdiction of the United States District Court in for Delaware and to the Delaware Chancery Court in any action, suit, or proceeding with either or at any time wish to file in connection with this Agreement or any related matter. The Members hereby agree that any action, suit or proceeding to enforce this Agreement shall be brought in the first instance in either the federal court located in Delaware or in the Delaware Chancery Court, and hereby waive any objection which either may have to the laying of the venue of any such action, suit or proceeding in any such court; provided, however, that the provision of this paragraph shall not be deemed to preclude any party from filing any such action, suit or proceeding in any other appropriate forum if, but only if the courts above decline jurisdiction.

Section 12.10 Invalidity of Provisions. If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby, except as provided in Section 1.1.A.

Section 12.11 Entire Agreement; Amendments. This Agreement, together with any agreements and instruments delivered herewith, contains all of the understandings and agreements of whatsoever kind and nature existing between the parties hereto with respect to the matters dealt with in this Agreement and the rights, interests, understandings, agreements and obligations of the respective parties pertaining to the Company. Any and all other prior agreements between the parties with respect to such subject matter are hereby superseded. Notwithstanding anything in this Section 12.11 to the contrary, the parties hereby agree to cooperate reasonably and in good faith to amend this Agreement to the extent necessary and appropriate to allow the Company to qualify as a so-called

“special purpose bankruptcy remote entity” in connection with any financing or refinancing of Property; provided, however, that no such amendment shall adversely affect the economic rights, or increase the obligations, of any Member.

No amendment of this Agreement shall be valid as against any party hereto unless such amendment has been executed by such Member, provided, however, that (i) any amendment to this Agreement and/or the Certificate to evidence a Transfer permitted pursuant to Section 10.2.B shall be valid as against all the Members if executed by the Manager and the transferee, (ii) any amendment to this Agreement to evidence any other Transfer permitted by Article 10 shall be valid if executed by the transferor and the transferee Members and by the Manager, and (iii) any amendment to this Agreement to allow the admission of the holder of the Subordinate Loan, such holder’s designee, to the Company as a Member in accordance with, and with such interest in the Company as determined under, the Option Agreement between the Company and such holder shall be valid as against all Members if executed by the Manager and such holder or its designee.

Section 12.12 Additional Documents and Acts. In connection with this Agreement as well as all transactions contemplated by this Agreement, each Member agrees to from time to time, at the Manager’s request, execute and deliver such additional documents and instruments, and perform such additional acts, as the Manager may deem to be reasonably necessary or desirable to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and all such transactions.

Section 12.13 Prevailing Party; Attorney’s Fees. A. In the event of the commencement of any judicial or other proceedings between the Manager and any of the Members or between or among any of the Members or any derivative action commenced by any Member as to the Company and/or this Agreement or the interpretation of any provision of this Agreement or as to any of the relationships, rights, duties, obligations and other matters covered by this Agreement, the prevailing party in any such proceeding shall be entitled to full and complete recovery of all legal and other fees, costs and expenses incurred by such prevailing party in and as a result of any such proceedings, and in the case of a derivative suit in which the Company is not the prevailing party, then the Member instituting such suit shall be liable as the non-prevailing party. For the purposes hereof, a party shall be the prevailing party if it obtains a judgment or other order such that it has prevailed on a substantially greater amount (as measured by claimed damages, not by the number of claims) of the material claims or denials as to the material issues in dispute compared to those as to which the other party has prevailed.

B. In addition to any other remedies available at law or in equity, any distributions under Article 5 to which a Member would otherwise be entitled to shall be first charged for any liability of such Member for any breach of any Specified Liability Provision or for any liability under this Section 12.13.

Section 12.14 Legal Counsel.

A. The Manager may select legal counsel (“Approved Member’s Counsel”) for a Member or any of its Affiliates (including, without limitation, counsel who represented a Member in connection with the negotiation of this Agreement) to represent the Company in connection with legal work or issues arising as part of the business of the Company (a “Matter”).

B. Each Member recognizes and acknowledges that such Approved Member’s Counsel will be acting as legal counsel for the Company with respect to each Matter and shall not be acting as the legal counsel of any individual Member. Each Member further recognizes and accepts that its interest with respect to any matter may be adverse to the interests of the other Members and the Company. Each Member nevertheless consents to the representation of the Company by such Approved Member’s Counsel with respect to each Matter and waives for the benefit of each other Member and of such Counsel any potential or actual conflict of interest between or among such Members and between such Members and the Company.

C. Each Member understands that, in the course of the representation by such Approved Member’s Counsel of the Company, such counsel may obtain access to confidential information of or concerning a Member or all Members and its or their business activities. Such Member’s counsel will be instructed to take all reasonable steps to ensure that any confidential information concerning any Member shall remain strictly confidential except as to communications regarding a Matter as are necessary or appropriate to represent that Company or as required by applicable law.

D. Each Member acknowledges that in the event of any future dispute or litigation between or among the Members and/or between any of the Members and the Company, the Approved Member’s Counsel may continue to represent its Member client, notwithstanding any such dispute and its prior representation of the Company.

Section 12.15 Power Of Attorney. Each Member hereby irrevocably constitutes and appoints the Manager as its true and lawful attorney-in-fact, in its name, place and stead with full power of substitution, to consent to, make, execute, sign, acknowledge, swear to, record and file, on behalf of such Member and/or on behalf of the Company, the following:

(a) any certificate of foreign limited liability company, any certificate of doing business under an assumed name, and any other certificates or instruments which may be required to be filed by the Company or such Member under the laws of the State of Delaware or any other jurisdiction the laws of which may be applicable;

(b) a certificate of cancellation of the Certificate of Formation of the Company upon a dissolution and termination of the Company in accordance with this Agreement and such other instruments or documents as may be deemed necessary or desirable by said attorneys upon the termination of the Company;

(c) any and all amendments or restatements of the documents described in subsections (a) and (b) above, provided such amendments are either required by law, or are necessary to correct statements herein or therein, or are consistent with this Agreement (including without limitation any amendments referred to in Sections 4.1 and 4.2); and

(d) any and all such other documents as may be deemed necessary or desirable by said attorney to carry out fully the provisions of this Agreement and as are consistent with the terms hereof.

The foregoing grant of authority: (i) is a special power of attorney coupled with an interest, is irrevocable and shall survive the death or incapacity of each Member and (ii) shall survive the delivery of an assignment by a Member of the whole or any portion of its Interest in the Company.

Section 12.16 Members’ Limited Liability.

Except with respect to a Member’s liabilities and obligations under Article 8, the liability of any Member under this Agreement shall be limited to the Interest of such Member in the Company, and neither the Company nor the other Member shall seek to enforce any judgment or other remedy against any other asset of any other Member. No Member nor the Manager, nor any other investment or asset of any Member or of the Manager, or any partner of, or other participant in or beneficiary of any Member or of the Manager, nor any trustee, beneficiary, employee, partner, member, stockholder, officer, director of a Member or of the Manager or any such other Person, whether disclosed or undisclosed, shall have any personal liability with respect to the liabilities and obligations of any such Member or of the Manager under this Agreement, and each Member hereby agrees that, except with respect to any liabilities or obligations under Article 8 of this Agreement, such Member will not seek to obtain any deficiency or any other money judgment against any Person hereinabove named or referred to as being exculpated from personal liability or from any other Person.

Section 12.17 Survival of Certain Provisions. The Members acknowledge and agree that this Agreement contains certain terms and conditions which are intended to survive the dissolution and termination of the Company, including, but without limitation, the provisions of Sections 3.6, 3.7, 12.13, 12.14, 12.15 and 12.16, and Article 8; provided that the provisions of this sentence shall not be interpreted to mean that assets of the Company, after distribution to a Member or Members, continue to be assets of the Company for purposes of Section 3.6 or any other provision of this Agreement. The Members agree that the provisions of this Agreement which by their terms require, given their context, that they survive the dissolution and termination of the Company so as to effectuate the intended purposes and agreements of the Members shall survive notwithstanding that such provisions had not been specifically identified as surviving and notwithstanding the dissolution and termination of the Company or the execution of any document terminating this Agreement, unless such termination document specifically provides for nonsurvival by reference to this Section 12.17 and to specific nonsurviving provisions.

[PAGE ENDS HERE]

IN WITNESS WHEREOF, the parties hereto have executed this Limited Liability Company Agreement of 1225 Eye Street, N.W. Associates, LLC as of the date first written above.

1225 EQUITY LLC
a Delaware limited liability company

By:	Beacon Capital Strategic Partners II, L.P.,
a Delaware limited partnership
(its sole member)

	By:	BCP Strategic Partners II, LLC,
a Delaware limited liability company, its general partner

		By:	Beacon Capital Partners, LLC, a Delaware limited liability company, its manager

			By:	/s/ William A. Bonn, Esq.
Name: William A. Bonn, Esq.
Title: Senior Vice President and General Counsel

ONE FRANKLIN PLAZA, LLC

By:	JACo Manager, Inc., its
Managing Member

	By:	/s/ Thomas W. Wilbur
Thomas W. Wilbur
Vice President

ALTOONA INVESTORS, INC.

By:	/s/ Henry E. Bowden
Henry E. Bowden, President

[SIGNATURES CONTINUED ON NEXT PAGE]

SQUARE 285, LTD.

By:	The John Akridge Company, Inc., its General Partner

By:
Name:
Title:

JACO GENERAL PARTNERSHIP

By:	/s/ John H. Akridge, III
John H. Akridge, III
its General Partner

1225 ESGP, LLC, a Delaware limited liability company

	By:	JACo 1225 Eye Street Development, Inc., its Sole Member

		By:	/s/ Thomas W. Wilbur
Thomas W. Wilbur
Vice President

[SIGNATURE PAGE FOR 1225 EYE STREET, N.W.

ASSOCIATES LLC AGREEMENT

(1225 Eye Street, N.W., Washington, D.C.)]

/s/ John E. Akridge, III
John E. Akridge, III, individually

/s/ D. Steven Akridge
D. Steven Akridge, Individually

/s/ Thomas W. Wilbur
Thomas W. Wilbur, Individually

[SIGNATURE PAGE FOR 1225 EYE STREET, N.W.

ASSOCIATES LLC AGREEMENT

(1225 Eye Street, N.W., Washington, D.C.)]

DEFINITIONS

The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

“Accountants” means Beacon’s accountants at any relevant time to conduct the audits and perform the other functions as designated by the Manager under this Agreement, but if there shall be no such firm retained by the Company at any relevant time, the firm that shall have so prepared the Company’s most recent statements and reports, if any, or if none within the preceding twenty-four (24) month period, then the Accountant, who prepare the audited financial statements for Beacon.

“Adjusted Capital Account” means, with respect to any Member, such Member’s Capital Account maintained in accordance with Section 2.1 hereof, as of the end of the relevant Fiscal Year of the Company, after giving effect to the following adjustments:

A. credit to such Capital Account that portion of any deficit Capital Account balance that such Member is obligated to restore under the terms of this Agreement or any other document, such Member’s share of Minimum Gain determined in accordance with Treasury Regulations Section 1.704-2(g)(1), and such Member’s share of Partner Nonrecourse Debt Minimum Gain determined in accordance with Treasury Regulations Section 1.704-2(i)(5).

B. debit to such Capital Account the items described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

The foregoing definition of “Adjusted Capital Account” is intended to comply with the provisions of Treasury Regulations Sections 1.704-1(b)(2) and 1.704-2, and shall be interpreted consistently therewith.

“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in that Member’s Adjusted Capital Account as of the end of the relevant Fiscal Year of the Company.

“Affiliate” means, with respect to any Person, (i) any Person directly or indirectly controlling, controlled by or under common control with such Person; (ii) any Person beneficially, directly or indirectly, owning or controlling twenty percent (20%) or more of the outstanding voting interests of such Person; (iii) any Person of which such Person beneficially, directly or indirectly, owns or Controls twenty percent (20%) or more of the voting interests; or (iv) any officer, director, member, manager, partner or trustee in such Person or in any Person referred to in clauses (i), (ii), and (iii) above. For purposes of this definition, “control”, as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

“Agreement” means this Limited Liability Company Agreement, as it may be amended, supplemented or restated from time to time.

“Akridge Representative” means One Franklin Plaza, LLC.

“Base Rate” means the annual rate of interest, determined daily and expressed as a percentage, from time to time announced by the Designated Bank as its so-called “base rate” or “prime rate” if the Company has any material indebtedness which is so-called floating rate debt based on a “prime” or “base” rate (but not if based on LIBOR or other similar measure) outstanding. In such event, the Designated Bank shall be the bank or banks or any other method used (e.g., by reference to The Wall Street Journal), as is designated in the relevant instruments evidencing such indebtedness. If there is no such indebtedness outstanding, the “Base Rate” shall be the “prime rate” as published by The Wall Street Journal for the relevant date or period. If there is not outstanding indebtedness of the Company of the type described above and The Wall Street Journal ceases to publish a “prime rate”, then “Base Rate” shall mean a rate of interest, determined daily, which is three percentage points (3.0%) above the 14-day moving average closing trading price of 90-day Treasury bills.

“BCSP” means BCSP REIT II, Inc., a Maryland corporation, and any successor thereto by merger (of any type or form), reorganization, consolidation or otherwise.

“Beacon” means Beacon Capital Strategic Partners II, L.P., a Delaware limited partnership, and any successor by merger (of any type or form), reorganization, consolidation or other involving all or substantially all of Beacon’s assets.

“Beacon Members” means TTF, the holder of any Interests acquired pursuant to the Option Agreement, and their respective successors and assigns.

“Book-Tax Disparity” means, as to any property (other than cash) contributed to the Company by a Member, as of the date of determination, the difference between the Book Value of such property and the adjusted basis of such property for federal income tax purposes, as such differential may change as a result of allocations of Profits and Losses and of taxable income and taxable loss pursuant to the provisions of this Agreement.

“Book Value” of any asset of the Company means such asset’s adjusted basis for federal income tax purposes, except that:

(i) the initial Book Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset (not reduced for any liabilities to which it is subject or which the Company assumes), as such value is determined and for which credit is given to the contributing Member under this Agreement;

(ii) the Book Values of all assets of the Company shall be adjusted to equal their respective gross fair market values, as determined by the Manager, at and as of the following times:

(a)	the acquisition of an additional or new interest in the Company by a new or existing Member in exchange for other than a de minimis Capital Contribution by such Member, if the Manager determines that such adjustment is necessary or appropriate to reflect the relative economic interests of the Members;

(b)	the distribution by the Company to a Member of more than a de minimis amount of any asset of the Company (including cash or cash equivalents) as consideration for all or any portion of an interest in the Company, if the Manager determines that such adjustment is necessary or appropriate to reflect the relative economic interests of the Members; and/or

(c)	the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g);

and

(iii) the Book Value of the assets of the Company shall be increased (or decreased) to reflect any adjustment to the adjusted basis of such assets pursuant to Section 734(b) or Section 743(b) of the Code, but only to the extent such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m); provided, however, that Book Value shall not be adjusted pursuant to this clause (iii) to the extent that the Manager determines that an adjustment pursuant to clause (ii) hereof is necessary or appropriate in connection with the transaction that would otherwise result in an adjustment pursuant to this clause (iii).

If the Book Value of an asset has been determined or adjusted pursuant to the preceding clauses (i), (ii) or (iii), such Book Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses, and the amount of the adjustment shall thereafter be taken into account as gain or loss from the distribution of such asset for purposes of computing Profits or Losses.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in either Boston, Massachusetts or New York, New York are authorized or required by law to close.

“Capital Account” shall mean the capital account maintained for a Member pursuant to Section 2.1 hereof.

“Capital Contribution” means, with respect to any Member, the aggregate amount of cash and the gross fair market value of any property which such Member contributes or is deemed to contribute to the Company pursuant to Article 2 reduced by the amount of any liability assumed by the Company relating to any such property and any liability to which such property is subject, including the Capital Contributions of the Members reflected in Exhibit A attached hereto and any Capital Contributions made pursuant to Section 2.3.A(iii) and Section 2.4.

“Capital Transaction” means any of the following: (i) a sale, exchange, transfer, assignment or other disposition of all or any portion of any of the Property or other assets of the Company (but not including occasional sales of inventory, operating equipment or furniture, fixtures and equipment or non-material portions of the Property or any other non-material assets of the Company); (ii) any financing or refinancing of indebtedness of the Company; (iii) any condemnation or deed in lieu of condemnation of all or a portion of any property of the Company; (iv) any collection in respect of property, hazard or casualty insurance (but not rental interruption insurance); or (v) any other transaction the proceeds of which, in accordance with generally accepted accounting principles, are considered to be capital in nature. The receipt by the Company of Capital Contributions from the Members shall not constitute Capital Transactions.

“Capital Transaction Proceeds” means the net cash proceeds from a Capital Transaction after deducting all expenses incurred in connection with such Capital Transaction and after application of any proceeds as required by any obligations binding on the Company, or to which the Company is subject, and otherwise as determined by the Manager toward the payment of any indebtedness of the Company secured by the property that is the subject of a Capital Transaction or any other indebtedness of the Company, or for capital expenditures or the purchase of any improvements or an expansion of any Company property or the acquisition of additional assets by the Company, and after the establishment of such reserves as are deemed necessary or appropriate by the Manager, in its sole discretion, provided, however, that the Special Distribution Amount shall not be considered Capital Transaction Proceeds.

“Certificate” means the Certificate of Formation of the Company filed in the office of the Delaware Secretary of State, as amended from time to time in accordance with the terms of this Agreement and the LLC Act.

“Closing” has the meaning set forth in the Master Transaction Agreement.

“Closing Date” has the meaning set forth in the Master Transaction Agreement.

“Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time, as interpreted by the applicable regulations thereunder. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of future law.

“Company” means the limited liability company formed under the LLC Act pursuant to the Certificate, as constituted under the terms of this Agreement, as this Agreement may be amended and/or restated, and any successor thereto.

“Control” means the ability, directly or indirectly, whether through ownership of partnership interests, manager or member interests, of voting securities, or otherwise, to direct the policies and management of any business entity.

“D.C. Franchise Tax” means the District of Columbia Income and Franchise Tax Act of 1947, as amended.

“Defaulting Member” has the meaning set forth in Section 8.3.

“Depreciation” means, for each Fiscal Year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such year or other period for federal income tax purposes, except that if an asset has a Book-Tax Disparity at the beginning of such year or other period (as a result of property contributions or adjustments to such values), Depreciation shall be adjusted as necessary so as to be an amount which bears the same ratio to such beginning Book Value as the federal income tax depreciation, amortization or other cost recovery deduction for such year or other period bears to the beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization or other cost recovery deduction for such year or other period is zero, Depreciation for such year or other period shall be determined with reference to such beginning Book Value using any reasonable method selected by the Manager.

“Entity” or “Entities” means any general partnership, limited partnership, limited liability company, corporation, trust, business trust, cooperative or association or any other form of incorporated or unincorporated entity which is a legal entity under applicable law.

“Financial Need Date” has the meaning set forth in Section 2.3.A.

“Fiscal Year” has the meaning set forth in Section 4.2.

“Guaranteed Payment” means, for any Fiscal Year or other measuring period, the product of the Guaranteed Return Rate and the average daily outstanding balance of the Unrecovered Capital Contributions of each Member, including any Capital Contributions made pursuant to Sections 2.3 and 2.4 and any Capital Contributions made by the holder of, and made under, the Option Agreement, but not including herein any Subordinate Capital Contributions.

“Guaranteed Return Rate” means a rate of fifteen percent (15%) per annum, compounded quarterly.

“Guaranty”, “Guaranteed” and any similar capitalized grammatical variation thereof, means any guaranty, indemnity, suretyship or similar agreement made by any Member or an Affiliate of any Member to any third party guaranteeing, or otherwise providing assurances as to, the payment or performance of any of the Company’s obligations, provided that (i) any such Guaranty has been approved by the Manager, and (ii) the right of subrogation against, or reimbursement from, the Company has not been waived. The term “Guaranty” shall in all events not include any title and other similar indemnities given to any Person on or before the Closing under the Master Transaction Agreement or given in connection with the transactions contemplated by the Master Transaction Agreement.

“Immediate Family” means with respect to any individual, his or her parents, spouse, issue (whether natural or adopted), or spouse of issue, and any trusts principally for the benefit of any of the foregoing; with respect to any trust, any beneficiary of such trust or any member, as described above, of the Immediate

Family of any such beneficiary; and any entity or entities all of the beneficial owners of which are any one or more of such individuals and trusts described immediately above.

“Indemnitee” has the meaning set forth in Section 3.6.

“Indemnity Agreement” means that certain Indemnity Agreement to be executed on the Closing Date among the Company and all the Original Partners, as contemplated by Section 6.4 of the Master Transaction Agreement.

“Interest” means an ownership interest in the Company representing a Capital Contribution by a Member and includes any and all legal and economic benefits and other attributes to which the holder of such Interest may be entitled as provided in this Agreement, together with all obligations of such Person to comply with the terms and provisions of this Agreement.

“IRS” means the Internal Revenue Service, which administers the internal revenue laws of the United States.

“LLC Act” means the Limited Liability Company Act of the State of Delaware at Del. Code. Ann. Tit 6 §§18-101, et. seq., as amended and in effect from time to time.

“Liquidating Events” has the meaning set forth in Section 11.1.

“Liquidator” has the meaning set forth in Section 11.2.

“Manager” means TTF, in its capacity as the Manager of the Company, or its successors as Manager of the Company.

“Master Transaction Agreement” has the meaning set forth in Recital B.

“MTA Transactions” has the meaning set forth in Recital B.

“Member” shall mean each of the Members from time to time admitted to the Company in any such Person’s capacity as a Member of the Company, or its successors as the Members of the Company, or any Substitute Member, in such Person’s capacity as a Member of the Company.

“Merger” has the meaning set forth in Recital B.

“Minimum Gain” shall have the meaning of such term as set forth in Treasury Regulations Section 1.704-2(d), and shall generally mean the amount by which the nonrecourse liabilities secured by any assets of the Company exceed the adjusted tax basis of such assets as of the date of determination. A Member’s share of Minimum Gain (and any net decrease thereof) at any time shall be determined in accordance with Treasury Regulations Section 1.704-2(g).

“Nonrecourse Liability” has the meaning set forth in Treasury Regulations Section 1.752-1(a)(2).

“Operating Cash Flow” “ means, for any Fiscal Year or any other relevant period, the excess, if any, of Operating Revenue over Operating Expenses.

“Operating Expenses” means

(i) all expenses of the Company and of the Manager, in its capacity as the Manager (on a cash basis, but otherwise determined in accordance with generally accepted accounting principles) incurred in connection with the ownership and operation of the Property or the performance of other aspects of the Company business, other than any expense not involving a cash expenditure, such as any amount charged for depreciation or amortization, and other than any interest or other payments on account of any indebtedness of the Company, but in any event including reserves for normal periodic payments such a real estate taxes and insurance;

(ii) regular installments of interest and principal on account of any loans made to the Company or secured by any of the Property;

(iii) sums expended by the Company for replacement of personal property or capital improvements (and not withdrawn from a reserve fund established for such purpose or available from insurance or condemnation proceeds), unless and to the extent such amounts are paid from Company borrowings or Capital Contributions;

(iv) a reserve for working capital items of the Company, as determined by the Manager, in its sole discretion, and

(v) a reserve for the replacement of capital items of the Company and/or for any other potential expenditures by the Company, all as determined by the Manager, in its sole discretion.

“Operating Revenues” means all cash receipts of the Company from the leasing of space with the Property, whether in the form of rent, reimbursements, additional rent, fees, charges or otherwise (other than security deposits unless and until the same are applied to rent), interest from deposits (unless required to be returned to, or such is the property of, tenants), tax refunds, reserves previously created from Operating Revenues, revenue from parking, the proceeds of any business or rental interruption insurance (but not any other type of insurance), and any other incidental income attributable to or resulting from the operations and leasing of the Property or the use of the assets of the Company. Operating Revenues do not include any receipts from a Capital Transaction, Capital Contributions to the Company, insurance proceeds (other than business or rental interruption insurance proceeds), condemnation awards, security deposits (unless and until applied to rent), title insurance proceeds, and any other item the proceeds of which are, under generally accepted accounting principles, attributable to capital.

Notwithstanding the foregoing, after commencement of the dissolution and liquidation of the Company, Operating Revenues shall not include any cash received or reductions in reserves thereafter occurring, or take into account any disbursements thereafter made or reserves thereafter established.

“Option Agreement” means that certain Option Agreement of even date herewith between the Company and the Subordinate Lender pursuant to which the Subordinate Lender has certain options to acquire Interests in the Company.

“Original Partners” has the meaning therefor set forth in the Preamble, and shall include any heirs, executors, successors or assigns of any Original Partner.

“Partner Nonrecourse Debt” shall have the meaning of such term set forth in Treasury Regulations Section 1.704-2(b)(4).

“Partner Nonrecourse Debt Minimum Gain” shall have the meaning of such term set forth in Treasury Regulations Section 1.704-2(i).

“Partner Nonrecourse Deductions” shall have the meaning for such term set forth in Treasury Regulations Section 1.704-2(i). Subject to the immediately preceding sentence, Partner Nonrecourse Deductions shall consist of, with respect to any partner nonrecourse debt (as such term is defined in Treasury Regulations Section 1.704-2(b)(4)), the increase in Partner Nonrecourse Debt Minimum Gain during the tax year plus any increase in Partner Nonrecourse Debt Minimum Gain for a prior tax year which has not previously generated a Partner Nonrecourse Deduction hereunder. The determination of which Company items constitute Partner Nonrecourse Deductions shall be made in a manner consistent with the manner in which Company Nonrecourse Deductions are determined hereunder.

“Percentage Interest” for each Member is initially as set forth in Exhibit A, subject to adjustments as a result of any Transfers and pursuant to Section 2.4.C. In calculating Percentage Interests pursuant to those provisions of Section 2.4.C providing for such calculation to be based on Capital Contributions made, such amount (i.e., Capital Contributions made) shall not be reduced by any distributions made to a Member even if, pursuant to other provisions of this Agreement, such distributions are treated as a return of capital for any purpose.

“Permitted Transferee” means any Person to whom a Transfer may be made pursuant to Section 10.2.

“Person” means a natural person or any Entity.

“Predecessor Agreement” has the meaning therefor set forth in Recital B.

“Profits and Losses” means, for each Fiscal Year or other period, an amount equal to the Company’s taxable income or loss (as the case may be) for such year or period, determined in accordance with Code Section 703(a) (for this period, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(1) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be added to such taxable income or loss;

(2) Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this definition, shall be subtracted from such taxable income or loss (including amounts paid or incurred to organize the Company (unless an election is made pursuant to Code Section 709(b)) or to promote the sale of interests in the Company and by treating deductions for any losses incurred in connection with the sale or exchange of Company property disallowed pursuant to Section 267(a)(1) or Section 707(b) of the Code as expenditures described in Section 705(a)(2)(B) of the Code);

(3) Gain or loss resulting from any disposition of Company property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Book Value of the property disposed of notwithstanding that the adjusted tax basis of such property differs from such Book Value;

(4) In lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year or other period, computed in accordance with the definition of “Depreciation” herein;

(5) In the event that any item of income, gain, loss or deduction that has been included in the initial computation of Profit or Loss is subject to the special allocation rules of Section 6.2. of this Agreement, Profit or Loss shall be recomputed without regard to such item; and

(6) In the event of an adjustment of the Book Value of any Company asset which requires that the Capital Accounts of the Company be adjusted pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(e), (f) and (m), the amount of such adjustment is to be taken into account as additional Profits or Losses pursuant to Section 6.1 hereof.

Guaranteed Payments accruing during any Fiscal Year shall be expenditures of the Partnership, payable to a Member not in its capacity as a member in the Company, as provided for in Section 707(c) of the Code, and shall be expensed, capitalized, depreciated and/or amortized as otherwise provided for in the Code.

If the Company’s taxable income or loss for such Fiscal Year, as adjusted in the manner provided above, is a positive amount, such amount shall be the Company’s Profits for such Fiscal Year; and if negative, such amount shall be the Company’s Losses for such Fiscal Year.

“Property” means the property generally known as 1225 Eye Street, N.W., Washington, D.C., more particularly described in Exhibit B attached hereto, together with all buildings, structures and improvements located thereon, and all personal property, fixtures and equipment required or beneficial for the operation thereof as the Company from time to time shall own, either directly or, if otherwise permitted pursuant to this Agreement, through interests in one or more other Entities.

“Qualified Organization” has the meaning set forth in Section 10.3A(vii).

“Recapture Income” means any gain recognized by the Company (computed without regard to any adjustments under Sections 734, 743 and 754 of the Code) upon the disposition of any property or asset of the Company, which gain is characterized as ordinary income or is taxed at a different rate from other gain because it represents the recapture of deductions previously taken with respect to such property or asset.

“Regulatory Allocations” has the meaning set forth in Section 6.2.B.

“REIT” means a real estate investment trust qualifying under Code Section 856, or any successor provision thereto.

“SEC” means the Securities and Exchange Commission.

“Section 704(c) Provisions” had the meaning set forth in Section 6.2.C.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Shortfall” has the meaning set forth in Section 2.3.A.

“Special Distribution” has the meaning set forth in Section 5.1.G.

“Special Distribution Amount” has the meaning set forth in Section 5.1.G.

“Specified Liability Provisions” has the meaning set forth in Section 8.1.B.

“Subordinate Capital Contributions” has the meaning set forth in Section 2.2.

“Subordinate Lender” means TTF Lending LLC, a Delaware limited liability company.

“Subordinate Loan” means that certain second deed of trust loan to be made by the Subordinate Lender to the Company as contemplated by the Master Transaction Agreement.

“Substitute Member” means a Person who is admitted as a Member to the Company pursuant to Section 10.4.

“Target Balance” means, as to each Member, as of the end of the applicable period for which the calculation is to be made, a balance in such Member’s Capital Account equal to the amount such Member would receive in liquidation of the Company if all the assets of the Company were sold (on the last day of the applicable period) for their respective Book Values and the proceeds of such sale, including any cash on hand, were applied pursuant to Section 5.1.B (herein referred to as a “Hypothetical Liquidation Event”), said balance then reduced by the amount of income, loss and gain, or items thereof, that would be allocated to such Member pursuant to Sections 6.2.A and B upon the occurrence of a Hypothetical Liquidation Event. In addition, in calculating the Target Balance upon a Hypothetical Liquidation Event, in satisfying any liabilities of the Partnership which are either Nonrecourse Liabilities or Partner Nonrecourse Debt, such liability satisfaction shall be limited to the Book Value of the assets securing each such liability.

“Taxable Disposition” means a voluntary sale or other disposition by the Company of the Property (or any successor property or properties acquired in a non-taxable transaction) or a merger, consolidation, reorganization or other similar type of transaction, in any such instance in a transaction which causes taxable income to be recognized pursuant to the Section 704(c) Provisions.

“Terminating Capital Transaction” means any sale or other disposition of all or substantially all of the assets of the Company or a related series of transactions that, taken together, result in the sale or other disposition of all or substantially all of the assets of the Company.

“Transfer,” and any grammatical variation thereof shall refer to any sale, conveyance, exchange, issuance, redemption, assignment, distribution, encumbrance, hypothecation, gift, bequest, device, pledge, retirement, resignation, transfer or other withdrawal, disposition or alienation in any way as to any direct or indirect interest in the Company or in any Entity which directly or indirectly owns an interest in the Company. Transfer shall specifically, without limitation of the above, include assignments and distributions resulting from death, incompetency, an Event of Bankruptcy, liquidation and dissolution; however, the term “Transfer” shall not include the matters excluded pursuant to the last sentence of the last paragraph of Section 10.2B.

“Treasury Regulations” means and includes all temporary and final regulations promulgated under the Code, as in effect from time to time, and the corresponding sections of any regulations subsequently issued that amend or supersede any such promulgations.

“UBTI” means any Company income which qualifies as unrelated business taxable income based on the provisions set forth in Section 511, et seq. of the Code and Treasury Regulations.

“UBTI Provisions” means those provisions set forth in Section 511, et seq. of the Code and Treasury Regulations.

“Unrecovered Capital Contributions” of a Member shall mean the aggregate amount of all Capital Contributions made by such Member, other than the Subordinate Capital Contributions, reduced by distributions made to such Member pursuant to Clause First of Section 5.1.B.

“Unrecovered Subordinate Capital Contributions” of any Original Partner shall mean the amount of the Subordinate Capital Contributions of such Original Partner, as a Member in the Company, as set forth in Exhibit A on the date of this Agreement, reduced by distributions made to such Member pursuant to Clause Third of Section 5.1.B.

EXHIBIT A

TO

1225 Eye Street, N.W. Associates LLC

LIMITED LIABILITY COMPANY AGREEMENT

Members	Restated Capital Account (after the Special Distribution)	Percentage Interest	Address

1225 Equity LLC	$401,881.00	49.500000%	c/o Beacon Capital Partners, LLC One Federal Street Boston, Massachusetts 02110

John E. Akridge, III	$2,028.88	0.249899%	28181 Harleigh Lane Oxford, MD 21654

D. Steven Akridge	$291.65	0.035921%	6421 Edgewater Drive Falls Church, VA 22041

Altoona Investors, Inc.	$582.45	0.071740%	c/o Henry Bowden 4338 Forest Lane, NW Washington, DC 20007

JACo General Partnership	$85.37	0.010515%	c/o The John Akridge Company 601 13th Street, NW, Suite 300 North Washington, DC 20005

One Franklin Plaza, LLC	$405,858.00	49.989950%	c/o The John Akridge Company 601 13th Street, NW, Suite 300 North Washington, DC 20005

Square 285, Ltd.	$820.00	0.101001%	601 13th Street, NW, Suite 300 North Washington, DC 20005

Thomas W. Wilbur	$291.65	0.035921%	3503 Patterson Street, NW Washington, DC 20015

1225 ESGP, LLC	$41.00	0.005050%	c/o The John Akridge Company 601 13th Street, NW, Suite 300 North Washington, DC 20005

-Ex A-1-